EXECUTION FORM

AGREEMENT AND PLAN OF REORGANIZATION

BY AND AMONG

TRIO MERGER CORP.,

TRIO MERGER SUB, INC.,

SAEXPLORATION HOLDINGS, INC.

AND

CLCH, LLC

DATED AS OF DECEMBER 10, 2012

AGREEMENT AND PLAN OF REORGANIZATION

THIS AGREEMENT AND PLAN OF REORGANIZATION is made and entered into as of December 10, 2012, by and among Trio Merger Corp., a Delaware corporation (“Parent”), Trio Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), SAExploration Holdings, Inc., a Delaware corporation (“Company”), and CLCH, LLC, an Alaskan limited liability company (“Stockholder”).

RECITALS

A.           Upon the terms and subject to the conditions of this Agreement (as defined in Section 1.1) and in accordance with the Delaware General Corporation Law (the “DGCL”) and other applicable law, Parent and the Company intend to enter into a business combination transaction by means of a merger of Company with and into Merger Sub, with Merger Sub being the surviving entity and becoming a wholly owned subsidiary of Parent (the “Merger”).

B.           The board of directors of each of Parent and the Company has determined that the Merger is fair to, and in the best interests of, its respective company and stockholders.

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows (defined terms used in this Agreement are listed alphabetically in Article IX, together with the Section and, if applicable, paragraph number in which the definition of each such term is located):

ARTICLE I.

THE MERGER

1.1.          The Merger. At the Effective Time (as defined in Section 1.2) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the DGCL, the Company shall be merged with and into Merger Sub, the separate corporate existence of the Company shall cease and Merger Sub shall continue as the surviving corporation in the Merger (“Surviving Corp”). The term “Agreement” as used herein refers to this Agreement and Plan of Reorganization, as the same may be amended from time to time, and all exhibits and schedules hereto (including the Company Schedule and the Parent Schedule, as defined in the preambles to Articles II and III hereof, respectively).

1.2.          Effective Time; Closing. Subject to the conditions of this Agreement, as soon as practicable on or after the Closing Date (as hereinafter defined), the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL (the time of such filing, or such later time as may be agreed in writing by the Company and Parent and specified in the Certificate of Merger being the “Effective Time”). Unless this Agreement shall have been terminated pursuant to Section 8.1, the consummation of the transactions contemplated by this Agreement (the “Closing”), other than the filing of the Certificate of Merger, shall take place at the offices of Graubard Miller, counsel to Parent, 405 Lexington Avenue, New York, New York 10174 at a time and date to be specified by the parties, which shall be no later than the third (3rd) business day after the satisfaction or waiver of the conditions set forth in Article VI, or at such other time, date and location as the parties hereto agree in writing (the “Closing Date”). Closing signatures may be transmitted by facsimile or by emailed PDF file.

1.3.          Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the DGCL and other applicable provisions of law (collectively, the “Applicable Law”). Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all outstanding shares of common stock, par value $0.0001, of the Company (“Company Common Stock”) and Series A Preferred Stock, par value $0.0001, of the Company (“Series A Preferred”) shall be canceled and all the property, rights, privileges, powers and franchises of the Company shall vest in Surviving Corp, and all debts, liabilities and duties of the Company shall become the debts, liabilities and duties of Surviving Corp.

1.4.          Governing Documents. At the Effective Time,

(a)          the Certificate of Incorporation of Merger Sub shall become the Certificate of Incorporation of Surviving Corp; and

(b)          the Bylaws of Merger Sub shall become the Bylaws of Surviving Corp.

1.5.          Merger Consideration; Effect on Capital Stock.

(a)          Merger Consideration. The aggregate consideration to be paid to the holders of the capital stock of the Company in exchange for the cancelation of their capital stock and their rights as such holders (“Merger Consideration”), of which the portions of the Merger Consideration described in Subsections 1.5(a)(i)(A) and 1.5(a)(i)(D) shall be paid directly to such holders and the portions of the Merger Consideration described in Subsections 1.5(a (i)(B), 1.5(a)(i)(C) and 1.5(a)(ii) shall be paid to the Representative (as defined in Section 1.12(b) on behalf of such holders, is:

(i)          to the holders of the shares of Company Common Stock issued and outstanding immediately prior to the Effective Time:

(A)         6,448,413 shares of common stock, par value $0.0001, of Parent (“Parent Common Stock”) to be issued at the Closing;

(B)         $7,500,000 cash to be paid at the Closing;

(C)         $17,500,000 represented by the note in the form of Exhibit A annexed hereto (“Seller Note”) to be issued by Parent at the Closing; and

(D)         those numbers of EBIDTA Shares (as defined in Section 1.16(d)) to be issued in accordance with Section 1.16; and

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(ii)         to the holders of Series A Preferred issued and outstanding immediately prior to the Effective Time, $5,000,000 in cash to be paid at the Closing.

(b)          Conversion of Company Stock. Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and this Agreement and without any action on the part of Parent or the Company, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time will be canceled and the rights pertaining thereto will be automatically converted (subject to Sections 1.5(f) and 1.5(g)) into the following portions of the Merger Consideration:

(i)          the number of shares of Parent Common Stock equal to (A) 6,448,413 divided by (B) the Outstanding Common Stock Number; plus

(ii)         the amount of cash equal to $7,500,000 divided by the Outstanding Common Stock Number; plus

(iii)        a Seller Note in the amount equal to $17,500,000 divided by the Outstanding Common Stock Number; plus

(iv)        the right pursuant to Section 1.16 to receive that number of EBITDA Shares for each year with respect to which EBITDA Shares are issuable equal to (A) the number of EBITDA Shares issuable with respect to such year divided by (B) the Outstanding Common Stock Number.

(v)         As used herein, “Outstanding Common Stock Number” means the number of shares of Company Common Stock outstanding immediately prior to the Effective Time, excluding treasury shares and Company Common Stock held by Parent or owned by the Company or any direct or indirect wholly owned subsidiary of Parent of the Company immediately prior to the Effective Time. For purposes of determining the Outstanding Common Stock Number, all shares of Company Common Stock issuable pursuant to the derivative securities listed on Schedule 6.3(i) and all shares of restricted stock issued pursuant to the SAE Holdings 2012 Stock Compensation Plan shall be deemed to be outstanding.

(vi)        If shares of Company Common Stock issuable pursuant to the derivative securities listed on Schedule 6.3(i) are not issued and outstanding immediately prior to the Effective Time, the Merger Consideration that would have been paid with respect to such shares of Company Common Stock had they been issued and outstanding shall not be issued at the Closing but shall be reserved for issuance upon exercise or exchange of such derivative securities and shall be paid upon such exercise or exchange upon cancelation of such derivative securities.

(vii)       If any shares of Company Common Stock that are restricted stock issued pursuant to the SAE Holdings 2012 Stock Compensation Plan are not fully vested immediately prior to the Effective Time, the Merger consideration that would have been paid with respect to such shares of Company Common Stock pursuant to Subsections 1.5(a)(i)(B) and 1.5(a)(i)(C) that would have been paid with respect to such shares of Company Common Stock had they been issued and outstanding shall not be issued at the Closing but shall be reserved for issuance until such shares become fully vested and shall be paid upon such upon such vesting and the certificates representing such shares shall bear an appropriate legend to such effect.

(viii)      The numbers of shares of Parent Common Stock, amounts of cash, Seller Note and rights to receive EBITDA Shares that would otherwise be issuable pursuant to this Section 1.5(b) to Persons who hold Dissenting Shares (as defined in Section 1.14(b)) and exercise their dissenters’ rights pursuant to Applicable Law shall not be issued to such Persons and shall be canceled.

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(c)          Conversion of Preferred Stock. Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and this Agreement and without any action on the part of Parent or the Company, each share of Series A Preferred Stock issued and outstanding immediately prior to the Effective Time will be canceled and the rights pertaining thereto will be automatically be converted into the right to receive $5,000,000 divided by the number of shares of Series A Preferred outstanding immediately prior to the Effective Time.

(d)          Exceptions. The conversions contemplated by Sections 1.5(b) and 1.5(c) shall not apply to or occur with respect to any shares of Company Common Stock or Series A Preferred to be canceled pursuant to Section 1.5(f) or the Dissenting Shares.

(e)          Surrender of Company Certificates. Subject to Section 1.11, the Merger Consideration shall be issued or paid to the holders of certificates representing the shares of Company Common Stock and Series A Preferred (the “Company Certificates”) upon surrender of their respective Company Certificates in the manner provided in Section 1.6 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and indemnity, if required) in the manner provided in Section 1.8).

(f)          Cancellation of Treasury and Parent-Owned Stock. Each share of Company Common Stock and Series A Preferred held by Parent or owned by the Company or any direct or indirect wholly owned subsidiary of Parent or the Company immediately prior to the Effective Time shall be canceled and extinguished without any conversion or payment in respect thereof.

(g)          Adjustments to Exchange Ratios. The number of shares of Parent Common Stock that the holders of Company Common Stock are entitled to receive as a result of the Merger shall be equitably adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock, Company Preferred Stock (as defined in Section 2.3) or Parent Common Stock), cash dividends, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the Company Common Stock, Company Preferred Stock or Parent Common Stock occurring on or after the date hereof and prior to the Effective Time; provided there shall not be any adjustment with respect to the Company Dividend.

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(h)          No Fractional Shares. No fraction of a share of Parent Common Stock will be issued by virtue of the Merger or the transactions contemplated hereby, and each Person who would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock that otherwise would be received by such holder) shall receive, in lieu of such fractional share, one (1) share of Parent Common Stock.

(i)          No Further Ownership Rights in Company Stock. All the shares of Parent Common Stock and other Merger Consideration issued to the holders of Company Common Stock and Series A Preferred upon consummation of the Merger or, in the case of the EBITDA Shares, thereafter issuable, shall be deemed to have been issued in full satisfaction of all rights pertaining to the outstanding Company Common Stock and Series A Preferred and there shall be no further registration of transfers on the records of Surviving Corp of the shares of Company Common Stock or Series A Preferred that were outstanding immediately prior to the Effective Time.

(j)          Required Withholding. Parent shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any Person such amounts as are required to be deducted or withheld therefrom under the Internal Revenue Code of 1986, as amended (the “Code”), or under any provision of state, local or foreign tax law or under any other applicable Legal Requirement. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the person to whom such amounts would otherwise have been paid.

1.6.          Exchange Procedures.

(a)          Prior to the Effective Time, Parent shall appoint a reputable bank or trust company designated by Parent and reasonably satisfactory to the Company to act as exchange agent (the “Exchange Agent”) for the issuance of the Merger Consideration to be issued in the Merger. It is hereby acknowledged and agreed by the Company that Continental Stock Transfer & Trust Company (“Continental”) is acceptable as Exchange Agent.

(b)          Parent and Company shall make all computations contemplated by Section 1.5 and any such computation shall be conclusive and binding on the holders of shares of Company Common Stock and Series A Preferred, except for manifest mathematical error. Parent and the Company shall deliver such computations to the Exchange Agent and all information and instructions necessary to fully effect the issuances and payments required under Section 1.5.

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(c)          Promptly after the Effective Time, the Exchange Agent shall deliver to each holder of Company Common Stock and Series A Preferred a letter of transmittal in form and substance reasonably satisfactory to Parent and the Company (“Letter of Transmittal”), together with such other documentation as Parent may direct, including, but not limited to the Lock-Up Agreement (as defined in Section 1.17), with respect to the surrender and delivery by each such holder of his, her or its Company Certificates in exchange for shares of Parent Common Stock and other Merger Consideration as contemplated by Section 1.5. Upon delivery to the Exchange Agent of a validly executed and delivered Letter of Transmittal (the forms of which, among other things, shall contain an acknowledgment that the Representative has received the Seller Note on its behalf and representations and other provisions required for compliance with exemptions from registration under Regulation D or Regulation S promulgated under the Securities Act (as defined in Section 1.13(b)(iii)), as appropriate for each such holder based upon its country of residence), a Lock-Up Agreement and such other documentation as may reasonably be required pursuant to the Letter of Transmittal, the Exchange Agent shall issue to the corresponding recipient the number of shares of Parent Common Stock (less the applicable Escrow Shares (as defined in Section 1.11)) and other Merger Consideration, and the Company Certificates shall forthwith be cancelled. Until so surrendered, outstanding Company Certificates will be deemed, from and after the Effective Time, to evidence only the right to receive the applicable shares of Parent Common Stock and other Merger Consideration pursuant to Section 1.5. Separate certificates shall be issued for each recipient’s Escrow Shares and for the balance of the shares of Parent Common Stock to which such recipient is entitled.

(d)          At or prior to the Effective Time, Parent shall deposit in trust with the Exchange Agent, the aggregate number of shares of Parent Common Stock (less the Escrow Shares), cash and Seller Note to be issued in the Merger.

(e)          If payment is to be made to a recipient other than the Person in whose name a surrendered Company Certificate is registered, it shall be a condition of payment that the Company Certificate so surrendered must be properly endorsed or otherwise be in proper form for transfer, and the Person who surrenders the Company Certificate must provide funds for payment of any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of the surrendered Company Certificate or establish to the satisfaction of Parent that the Tax has been paid or is not applicable.

(f)          At any time that is more than 180 days after the Effective Time, Parent shall be entitled to require the Exchange Agent to deliver to it any shares of Parent Common Stock and other Merger Consideration deposited with the Exchange Agent and not disbursed in accordance with Article I of the Agreement, and after the shares and other Merger Consideration have been delivered to Parent, Persons entitled to shares of Parent Common Stock and other Merger Consideration in accordance with Article I shall be entitled to look solely to Parent (subject to abandoned property, escheat or other similar Laws) for issuance thereof upon surrender of the Company Certificates held by them. Any shares of Parent Common Stock and other Merger Consideration remaining unclaimed as of a date which is immediately prior to such time as such shares and other Merger Consideration would otherwise escheat to or become property of any government entity shall, to the extent permitted by Applicable Law, become the property of Parent free and clear of any claims or interest of any Person previously entitled thereto. Neither Parent nor the Exchange Agent will be liable to any Person entitled to payment under Article I for any Merger Consideration that is delivered to a public official pursuant to any abandoned property, escheat or similar Law.

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1.7.          No Distributions Until Surrender of Company Certificates. No dividends or other distributions declared or made after the date of this Agreement with respect to Parent Common Stock with a record date after the Effective Time will be paid to the holders of any Company Certificates that have not yet been surrendered with respect to the shares of Parent Common Stock to be issued upon surrender thereof until the holders of record of such Company Certificates shall surrender such certificates. Subject to applicable law, following surrender of any such Company Certificates, Parent shall promptly deliver to the record holders thereof, without interest, the certificates representing the shares of Parent Common Stock issued in exchange therefor and the amount of any such dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such shares of Parent Common Stock.

1.8.          Lost, Stolen or Destroyed Certificates. In the event that any Company Certificates shall have been lost, stolen or destroyed, Parent shall issue in exchange for such lost, stolen or destroyed Company Certificates, upon the making of an affidavit of that fact by the holder thereof, the certificates representing the shares of Parent Common Stock and cash and other Merger Consideration that the shares of Company Common Stock or Series A Preferred formerly represented by such Company Certificates were converted into and any dividends or distributions payable pursuant to Section 1.7; provided, however, that, as a condition precedent to the issuance of such certificates representing shares of Parent Common Stock and cash and other Merger Consideration and other distributions, the owner of such lost, stolen or destroyed Company Certificates shall indemnify Parent against any claim that may be made against Parent or Surviving Corp with respect to the Company Certificates alleged to have been lost, stolen or destroyed.

1.9.          Tax Consequences. It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of Section 368 of the Code. The parties hereto adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Income Tax Regulations.

1.10.         Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest Surviving Corp with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company, the then current officers and directors of Parent and Merger Sub and the officers and directors of the Company shall take all such lawful and necessary action.

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1.11.       Escrow.

(a)          As the sole remedy for the indemnification obligations set forth in Article VII of this Agreement, 545,635 of the shares of Parent Common Stock issuable upon the Closing of the Merger (the “Escrow Shares”) shall be deposited in escrow (the “Escrow Account”), which shall be allocated among the recipients in the same proportion as their proportionate share of the total Company Common Stock outstanding immediately prior to the Effective Time, all in accordance with the terms and conditions of the escrow agreement to be entered into at the Closing between Parent, the Representative, the Committee and Continental (or such other Person as may be agreed by Parent and the Representative), as escrow agent (“Escrow Agent”), substantially in the form of Exhibit B hereto (the “Escrow Agreement”). On the date (the “Basic Indemnity Escrow Termination Date”) that is the later of the first anniversary of the Closing Date or thirty (30) days after the date on which Parent has filed its Annual Report on Form 10-K pursuant to the Securities Exchange Act of 1934, as amended (“Exchange Act”), for its 2013 fiscal year, the Escrow Agent shall release 272,818 of the original number of Escrow Shares, less that number of Escrow Shares applied in satisfaction of or reserved with respect to indemnification claims that are not Tax Indemnification Claims and Environmental Indemnification Claims (each as hereinafter defined) made prior to such date, to the stockholders in the same proportions as originally deposited into escrow, except that, if the number of Escrow Shares applied in satisfaction of or reserved with respect to Tax Indemnification Claims and Environmental Indemnification Claims made prior to such date is in excess of 272,817, the amount of Escrow Shares to be released shall also be reduced by the amount of such excess. The remaining Escrow Shares (the “T/E Indemnity Shares”) shall be available for indemnification only with respect to Tax Indemnification Claims and Environmental Indemnification Claims. On the date (the “T/E Indemnity Escrow Termination Date”) that is thirty (30) days after Parent has filed its Annual Report on Form 10-K for its 2015 fiscal year, the Escrow Agent shall deliver the T/E Indemnity Shares, less any of such shares applied in satisfaction of a Tax Indemnification Claim or an Environmental Indemnification Claim and any of such shares related to a Tax Indemnification Claim or an Environmental Indemnification Claim that is then unresolved, to each recipient in the same proportions as initially deposited in escrow. Any Escrow Shares held with respect to any unresolved claim for indemnification and not applied as indemnification with respect to such claim upon its resolution shall be delivered to such Persons promptly upon such resolution. “Tax Indemnification Claim” means a claim for indemnification pursuant to Article VII with respect to (x) a breach of the representations and warranties set forth in Section 2.15 and (y) the matters referred to in Section 2.15 of the Company Schedule. “Environmental Indemnification Claim” means a claim for indemnification pursuant to Article VII with respect to a breach of the representations and warranties set forth in Section 2.16.

1.12.       Committee and Representative.

(a)          Parent Committee. Prior to the Closing, the Board of Directors of Parent shall appoint a committee consisting of one or more of its then members to act on behalf of Parent to take all necessary actions and make all decisions pursuant to the Escrow Agreement. In the event of a vacancy in such committee, the board of directors of Parent shall appoint as a successor a Person who was a director of Parent prior to the Closing Date or, in the event of an inability to appoint same, another Person who would qualify as an “independent” director of Parent and who has not had any material relationship with the Company or the Stockholder prior to the Closing. Such committee is intended to be the “Committee” referred to in Article VII and elsewhere hereof and the Escrow Agreement.

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(b)          Representative. The Stockholder is hereby appointed by the Company (and by execution of this Agreement hereby accepts such appointment) as the representative of the recipients of the Merger Consideration (the “Representative”) to (i) receive that portion of the Merger Consideration set forth in Section 1.5(a) herein on behalf of the holders of the Company Common Stock, and (ii) take any and all actions and make any decisions required or permitted to be taken by such recipients under this Agreement or the Escrow Agreement. Execution of the Letter of Transmittal and acceptance by a holder of Company Certificates of the Merger Consideration to which such holder is entitled shall be deemed acceptance by such holder of the appointment of the Representative to act in such holder’s behalf. Should the Representative resign or be unable to serve, a new Representative will be selected jointly by a vote of the recipients who, at Closing, received a majority of the shares of Parent Common Stock in the Merger, whose appointment shall be effective upon execution by such successor of a joinder agreement providing for such successor to become a party to the Escrow Agreement and this Agreement as the Representative, in which case such successor shall for all purposes of this Agreement and the Escrow Agreement be the Representative (and the prior acts taken by the succeeded Representative shall remain valid for purposes of this Agreement and the Escrow Agreement). If such recipients are unable to appoint a Person to serve in the capacity of Representative within 30 days of the date that the former Representative resigned or became unable to serve, a new Representative shall be selected by majority vote of those Persons on Parent’s board of directors who served on the board of directors of the Company immediately prior to the Effective Time. The Representative shall not be liable to recipients of the Merger Consideration for any liability, loss, damage, penalty, fine, cost or expense incurred without gross negligence or willful misconduct by the Representative while acting in good faith and arising out of or in connection with the acceptance or administration of its duties hereunder (it being understood that any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith). From and after the Effective Time, a decision, act, consent or instruction of the Representative shall be final, binding and conclusive and not subject to challenge by any recipient. Parent and Surviving Corp are hereby relieved from any liability to any person for any acts done by Representative and any acts done by Parent or Surviving Corp in accordance with any such decision, act, consent or instruction of the Representative. Parent, Surviving Corp and each of their respective Affiliates shall be entitled to rely upon, and shall be fully protected in relying upon, the power and authority of the Representative without independent investigation.

1.13.       Stockholder Matters.

(a)          By its execution of this Agreement, the Stockholder, in its capacity as a stockholder of the Company, hereby approves and adopts this Agreement and authorizes the Company and its directors and officers to take all actions necessary for the consummation of the Merger and the other transactions contemplated hereby pursuant to the terms of this Agreement and its exhibits. Such execution shall be deemed to be action taken by the irrevocable written consent of the Stockholder for purposes of the relevant provisions of the DGCL and other Applicable Law.

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(b)          The Stockholder has all necessary power and authority to execute and deliver this Agreement and to perform its obligations hereunder and, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation by the Stockholder of the transactions contemplated hereby (including the Merger) have been duly and validly authorized by all necessary action on the part of the Stockholder and no other proceedings on the part of the Stockholder are necessary to authorize this Agreement or to consummate the transactions contemplated hereby pursuant to Applicable Law and the terms and conditions of this Agreement. This Agreement has been duly and validly executed and delivered by the Stockholder and, assuming the due authorization, execution and delivery thereof by the other parties hereto, constitutes the legal and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

(c)          The Stockholder for itself only, represents and warrants as follows:

(i)          it has had both the opportunity to ask questions and receive answers from the officers and directors of Parent and all persons acting on Parent’s behalf concerning the business and operations of Parent and to obtain any additional information to the extent Parent possesses or may possess such information or can acquire it without unreasonable effort or expense necessary to verify the accuracy of such information;

(ii)         it has had access to the Parent SEC Reports (as defined in Section 3.7) filed prior to the date of this Agreement;

(iii)        that its execution and delivery of this Agreement does not, and the performance of its obligations hereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any court, administrative agency, commission, governmental or regulatory authority, domestic or foreign (a “Governmental Entity”), except (1) for applicable requirements, if any, of the Securities Act of 1933, as amended (“Securities Act”), the Exchange Act, state securities laws (“Blue Sky Laws”), and the rules and regulations thereunder, and (2) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect (as defined in Section 10.2(a)) on itself or the Company or, after the Closing, Parent, or prevent consummation of the Merger or otherwise prevent the parties hereto from performing their material obligations under this Agreement;

(iv)        it understands that the shares of Parent Common Stock to be issued in the Merger are not registered under the Securities Act, that the issuance of the shares of Parent Common Stock is intended to be exempt from registration under the Securities Act pursuant to Section 4(2) thereof, and that Parent’s reliance on such exemption is predicated on its representations set forth herein;

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(v)         it is an “accredited investor” as that term is defined in Rule 501(a) of Regulation D under the Securities Act (“Accredited Investor”), it can bear the economic risk of its investment in the shares of Parent Common Stock and it possesses such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the investment in the shares of Parent Common Stock;

(vi)        it understands that the shares of Parent Common Stock may not be sold, transferred, or otherwise disposed of without registration under the Securities Act or an exemption therefrom, and that in the absence of an effective registration statement covering the shares of Parent Common Stock or any available exemption from registration under the Securities Act, the shares of Parent Common Stock may have to be held indefinitely; and

(vii)       it owns the shares of Company Common Stock and Series A Preferred listed on Schedule 2.3(a) as being owned by it free and clear of all Liens, acknowledges that the Merger Consideration to be received by it is adequate consideration therefor and has not granted to any other person or entity any options or other rights to buy such securities, nor has it granted any interest in such securities to any person of any nature, nor will the sale and transfer of such securities pursuant to this Agreement give any person a legal right or cause of action against such securities or Parent.

1.14.       Shares Subject to Appraisal Rights.

(a)          Notwithstanding Section 1.5 hereof, Dissenting Shares (as defined in Section 1.14(b)) shall not be converted into a right to receive Merger Consideration. The holders thereof shall be entitled only to such rights as are granted by the DGCL. Each holder of Dissenting Shares who becomes entitled to payment for his Dissenting Shares pursuant to the DGCL shall receive payment therefor from Parent in accordance with the DGCL, provided, however, that (i) if any stockholder of the Company who asserts appraisal rights in connection with the Merger (a “Dissenter”) shall have failed to establish his entitlement to such rights as provided in the DGCL, or (ii) if any such Dissenter shall have effectively withdrawn his demand for payment for his Dissenting Shares or waived or lost his right to payment for his Dissenting Shares under the appraisal rights process under the DGCL, the shares of Company Common Stock held by such Dissenter shall be treated as if they had been converted, as of the Effective Time, into a right to receive Merger Consideration as provided in Section 1.5. The Company shall give Parent prompt notice of any demands for payment received by the Company from a person asserting appraisal rights, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands or negotiate or enter into any agreement with respect thereto.

(b)          As used herein, “Dissenting Shares” means any shares of Company Common Stock held by Persons who are entitled to appraisal rights under the DGCL, and who have properly exercised, perfected and not subsequently withdrawn or lost or waived their rights to demand payment with respect to those shares in accordance with the DGCL.

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1.15.       Treatment of the Company Derivative Securities. The Company shall arrange that the holders of all outstanding Company Stock Options (as defined in Section 2.3) and other Company Derivative Securities (as defined in Section 2.3) shall exercise or exchange such securities prior to the Effective Time without the payment of any consideration therefor by the Company other than the issuance of shares of Company Common Stock. Such exercise or exchange may be made contingent upon the occurrence of the Closing.

1.16.       EBITDA Shares.

(a)          If, for the fiscal year of Parent ending December 31, 2013, Parent has EBITDA equal to or greater than $46,000,000, Parent shall issue to the holders of Company Common Stock outstanding immediately prior to the Effective Time, in the aggregate, that number of shares of Parent Common Stock equal to (i) 248,016 shares plus (ii) an amount equal to 248,016 shares multiplied by the fraction the numerator of which is the actual EBITDA for such fiscal year, but not more than $50,000,000, less $46,000,000, and the denominator of which is $4,000,000.

(b)          If, for the fiscal year of Parent ending December 31, 2014, Parent has EBITDA equal to or greater than $52,000,000, Parent shall issue to the holders of Company Common Stock outstanding immediately prior to the Effective Time, in the aggregate, that number of shares of Parent Common Stock equal to (i) 248,016 shares plus (ii) an amount equal to 248,016 shares multiplied by the fraction the numerator of which is the actual EBITDA for such fiscal year, but not more than $56,000,000, less $52,000,000, and the denominator of which is $4,000,000.

(c)          In the event that Parent meets one EBITDA target but fails to meet the other EBITDA target as described in Sections 1.16(a) or 1.16(b) but has cumulative EBITDA for the period January 1, 2013 to December 31, 2014 of at least $98,000,000, Parent shall issue to the holders of Company Common Stock, in the aggregate, that number of shares of Parent Common Stock equal to (i) 496,032 shares plus (ii) an amount equal to 496,032 shares multiplied by the fraction the numerator of which is the actual aggregate EBITDA for such two fiscal years, but not more than $106,000,000, less $98,000,000, and the denominator of which is $8,000,000, less (iii) the number of EBITDA shares issued with respect to the fiscal year for which the target was met.

(d)          As used herein,

(i)          “EBITDA” means for the applicable fiscal year, using results and expenses taken from the audited financial statements of Parent, but excluding any results attributable to businesses acquired after the date of this Agreement, the following calculation: income before provision for income taxes, plus interest expense, less interest income, plus depreciation and amortization, plus any expenses arising solely from the Merger charged to income in such fiscal year.  In addition, any Parent expenses incurred prior to the Closing that are included in Surviving Corp’s 2013 income statement will be excluded for purposes of EBITDA calculation.

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(ii)         “EBITDA Shares” means shares of Parent Common Stock issuable pursuant to this Section 1.16.

(e)          Not later than 120 days after the fiscal year with respect to which EBITDA is calculated, Parent shall deliver to the Committee its EBITDA calculation (the “EBITDA Calculation”), which shall be conclusive and binding upon the parties unless the Committee, within ten Business Days after its receipt of the EBITDA Calculation, notifies Parent in writing that the Committee disputes any of the amounts set forth therein, specifying the nature of the dispute and the basis therefore. The parties shall in good faith attempt to resolve any dispute and, if the parties so resolve all disputes, the EBITDA Calculation, as amended to the extent necessary to reflect the resolution of the dispute, shall be conclusive and binding on the parties. If the parties do not reach agreement in resolving the dispute within ten Business Days after notice is given to Parent by the Committee, the parties shall submit the dispute to an independent accounting firm which is mutually agreeable to the parties (the “Accounting Arbiter”). Within thirty 30 days of such submission, the Accounting Arbiter shall determine (it being understood that in making such determination, the Accounting Arbiter shall be functioning as an expert and not as an arbitrator), based solely on written submissions by Parent and the Committee, and not by independent review, only those issues in dispute and shall render a written report as to the resolution of the dispute and the resulting EBITDA Calculation which shall be conclusive and binding on the parties. In resolving any disputed item, the Accounting Arbiter (x) shall be bound by the provisions of this Section and (y) may not assign a value to any item greater than the greatest value for such items claimed by either party or less than the smallest value for such items claimed by either party. The fees, costs and expenses of the Accounting Arbiter shall be borne by Parent. The Committee shall be entitled to engage a firm of independent accountants to advise it with respect to the EBITDA Calculation, with the reasonable fees and expenses of such firm to be paid by the Committee.

(f)          EBITDA Shares shall be issued to the Persons entitled to them no later than ten (10) days after the date the EBITDA Calculation with respect to which such EBITDA Shares are earned becomes conclusive and binding on the parties.

1.17.       Sale Restriction. No public market sales of shares of Parent Common Stock issued as a result of the Merger, including EBITDA Shares, shall be made for a period of twelve months following the Closing Date. No private sales of shares of Parent Common Stock issued as a result of the Merger shall be made unless the purchaser acknowledges and agrees to the restriction stated in the preceding sentence by delivery to Parent of a written document to such effect. Such restrictions will be evidenced by a Lock-Up Agreement in the form of Exhibit C hereto to be executed and delivered to Parent by the holders of the Company Common Stock in connection with the exchange procedure set forth in Section 1.6 herein. Certificates representing shares of Parent Common Stock issued as a result of the Merger shall bear a prominent legend to such effect.

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ARTICLE II.
REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY

Subject to the exceptions set forth in Schedule 2 attached hereto (the “Company Schedule”), the Company hereby represents and warrants to, and covenant with, Parent as follows:

2.1.         Organization and Qualification.

(a)          The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. The Company is in possession of all franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and orders (“Approvals”) necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to have such Approvals could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole. Complete and correct copies of the certificate of incorporation and bylaws (or other comparable governing instruments with different names) (collectively referred to herein as “Charter Documents”) of the Company, as amended and currently in effect, have been heretofore made available to Parent or Parent’s counsel. The Company is not in violation of any of the provisions of the Company’s Charter Documents.

(b)          The Company is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole. Each jurisdiction in which the Company is so qualified or licensed is listed in Schedule 2.1.

(c)          The minute books of the Company contain true, complete and accurate records of all written minutes for meetings and written consents in lieu of meetings of its Board of Directors (and any committees thereof), similar governing bodies and stockholders (“Corporate Records”) since the time of the Company’s organization. Copies of such Corporate Records of the Company have been made available to Parent or Parent’s counsel.

(d)          The stock transfer, warrant and option transfer and ownership records of the Company contain true, complete and accurate records of the securities ownership as of the date of such records and the transfers involving the capital stock and other securities of the Company since the time of the Company’s incorporation. Copies of such records of the Company have been made available to Parent or Parent’s counsel.

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2.2.         Subsidiaries.

(a)          The Company has no direct or indirect subsidiaries or participations in joint ventures or other entities other than those listed in Schedule 2.2 (the “Subsidiaries”). Except as set forth in Schedule 2.2, the Company owns all of the outstanding equity securities of the Subsidiaries, free and clear of all Liens (as defined in Section 10.2(e)). Except for the Subsidiaries, the Company does not own, directly or indirectly, any ownership, equity, profits or voting interest in any Person or has any agreement or commitment to purchase any such interest, and has not agreed and is not obligated to make nor is bound by any written, oral or other agreement, contract, subcontract, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan, commitment or undertaking of any nature, as of the date hereof or as may hereafter be in effect under which it becomes obligated to make, any future investment in or capital contribution to any other entity.

(b)          Each Subsidiary that is a corporation is duly incorporated, validly existing and in good standing under the laws of its state of incorporation (as listed in Schedule 2.2) and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Each Subsidiary that is a limited liability company is duly organized or formed, validly existing and in good standing under the laws of its state of organization or formation (as listed in Schedule 2.2) and has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Each Subsidiary is in possession of all Approvals necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to have such Approvals could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole. Complete and correct copies of the Charter Documents of each Subsidiary, as amended and currently in effect, have been heretofore delivered to Parent or Parent’s counsel. No Subsidiary is in violation of any of the provisions of its Charter Documents.

(c)          Each Subsidiary is duly qualified or licensed to do business as a foreign corporation or foreign limited liability company and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole. Each jurisdiction in which each Subsidiary is so qualified or licensed is listed in Schedule 2.2.

(d)          The minute books of each Subsidiary contain true, complete and accurate records of all written minutes for meetings and written consents in lieu of meetings of its Board of Directors (and any committees thereof), similar governing bodies and stockholders and other equity holders. Copies of the Corporate Records of each Subsidiary have been heretofore made available to Parent or Parent’s counsel.

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2.3.        Capitalization.

(a)          The authorized capital stock of the Company consists of 1,250,000 shares of Company Common Stock, of which 1,060,441 shares are issued and outstanding as of the date of this Agreement, and 5,000,000 shares of preferred stock (“Company Preferred Stock”), of which 5,000,000 shares are designated as Series A Preferred and are issued and outstanding as of the date of this Agreement, all of which shares are validly issued, fully paid and nonassessable. Other than Company Common Stock and Company Preferred Stock, the Company has no class or series of securities authorized by its Charter Documents. Schedule 2.3(a) hereto contains a list of all of the stockholders of the Company, the number of shares of Company Common Stock and Company Preferred Stock owned, or to be owned at the time of the Closing, by each shareholder and each shareholder’s state or province of residence. Except as set forth in Schedule 2.3(a) hereto, as of the date of this Agreement, no shares of Company Common Stock are reserved for issuance upon the exercise of outstanding options to purchase Company Common Stock granted to employees of Company or other parties (“Company Stock Options”). Except as set forth in Schedule 2.3(a), no shares of Company Common Stock are reserved for issuance upon the exercise of outstanding warrants or other rights or derivative securities (other than Company Stock Options) to purchase Company Common Stock (“Company Derivative Securities”). All shares of Company Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instrument pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. There are no commitments or agreements of any character to which Company is bound obligating Company to accelerate the vesting of any Company Stock Option as a result of the Merger. All outstanding shares of Company Common Stock and all outstanding Company Stock Options have been issued and granted in compliance with (x) all applicable securities laws and (in all material respects) other applicable laws and regulations, and (y) all requirements set forth in any applicable Company Contracts (as defined in Section 2.19). The Company has heretofore delivered to Parent or Parent’s counsel true and accurate copies of the forms of documents used for the issuance of Company Stock Options and a true and complete list of the holders thereof, including their names and the numbers of shares of Company Common Stock underlying such holders’ Company Stock Options.

(b)          Except as set forth in Schedule 2.3(b) hereto or as set forth in Section 2.3(a) hereof, there are no subscriptions, options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which the Company is a party or by which it is bound obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any shares of capital stock, partnership interests or similar ownership interests of the Company or obligating the Company to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right, commitment or agreement.

(c)          Except as contemplated by this Agreement and except as set forth in Schedule 2.3(c) hereto, there are no registration rights, and there is no voting trust, proxy, rights plan, antitakeover plan or other agreement or understanding to which the Company is a party or by which the Company is bound with respect to any equity security of any class of the Company.

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(d)          Except as set forth in Schedule 2.3(d), no outstanding shares of Company Common Stock are unvested or subjected to a repurchase option, risk of forfeiture or other condition under any applicable agreement with the Company.

(e)          The authorized and outstanding capital stock or membership interests of each Subsidiary are set forth in Schedule 2.3(e) hereto. Except as set forth in Schedule 2.3(e), the Company owns all of the outstanding equity securities of each Subsidiary, free and clear of all Liens, either directly or indirectly through one or more other Subsidiaries. There are no outstanding options, warrants or other rights to purchase securities of any Subsidiary.

2.4.        Authority Relative to this Agreement. The Company has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby (including the Merger). The execution and delivery of this Agreement and the consummation by the Company of the transactions contemplated hereby (including the Merger) have been duly and validly authorized by all necessary corporate action on the part of the Company (including the approval by its Board of Directors and stockholders, subject in all cases to the satisfaction of the terms and conditions of this Agreement, including the conditions set forth in Article VI), and no other corporate proceedings on the part of the Company or its stockholders are necessary to authorize this Agreement or to consummate the transactions contemplated hereby pursuant to Applicable Law and the terms and conditions of this Agreement. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery thereof by the other parties hereto, constitutes the legal and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

2.5.        No Conflict; Required Filings and Consents. Except as set forth in Schedule 2.5 hereto:

(a)          The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company shall not, (i) conflict with or violate the Company’s Charter Documents, (ii) subject to obtaining the adoption of this Agreement and the Merger by the stockholders of the Company, conflict with or violate any Legal Requirements (as defined in Section 10.2(b)), (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or materially impair the Company’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of the Company pursuant to, any Company Contracts or (iv) result in the triggering, acceleration or increase of any payment to any Person pursuant to any Company Contract, including any “change in control” or similar provision of any Company Contract, except, with respect to clauses (ii), (iii) or (iv), for any such conflicts, violations, breaches, defaults, triggerings, accelerations, increases or other occurrences that would not, individually and in the aggregate, have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole.

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(b)          The execution and delivery of this Agreement by the Company does not, and the performance of its obligations hereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity or other third party (including, without limitation, lenders and lessors), except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act or Blue Sky Laws, and the rules and regulations thereunder, and appropriate documents received from or filed with the relevant authorities of other jurisdictions in which the Company is licensed or qualified to do business, (ii) for the filing of any notifications required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), if required upon advice of counsel, and the expiration or early termination of the required waiting period thereunder, (iii) the consents, approvals, authorizations and permits described in Schedule 2.5, and (iv) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole or, after the Closing, Parent or Surviving Corp, or prevent consummation of the Merger or otherwise prevent the parties hereto from performing their obligations under this Agreement.

2.6.        Compliance. Except as disclosed in Schedule 2.6, since its inception the Company and its Subsidiaries have complied with and is not in violation of any Legal Requirements with respect to the conduct of its business, or the ownership or operation of its business, except for failures to comply or violations which, individually or in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole. The businesses and activities of the Company and its Subsidiaries have not been and are not being conducted in violation of any Legal Requirements. The Company and its Subsidiaries are not in default or violation of any term, condition or provision of any applicable Charter Documents. Except as set forth in Schedule 2.6, since the inception of the Company and its Subsidiaries, no written notice of non-compliance with any Legal Requirements has been received by the Company or its Subsidiaries (and the Company and its Subsidiaries have no knowledge of any such notice delivered to any other Person). The Company and its Subsidiaries are not in violation of any term of any Company Contract, except for failures to comply or violations which, individually or in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole.

2.7.        Financial Statements.

(a)          The Company has provided to Parent a correct and complete copy of the audited consolidated financial statements (including any related notes thereto) of the Company for the fiscal years ended December 31, 2011 and December 31, 2010 (the “Audited Financial Statements”). The Audited Financial Statements were prepared in accordance with generally accepted accounting principles of the United States (“U.S. GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto), and each fairly presents in all material respects the financial position of the Company at the respective dates thereof and the results of its operations and cash flows for the periods indicated.

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(b)          The Company has provided to Parent a correct and complete copy of the unaudited consolidated financial statements of the Company for the nine month period ended September 30, 2012 (including any notes related thereto) (the “Unaudited Financial Statements”). The Unaudited Financial Statements comply as to form in all material respects, and were prepared in accordance with U.S. GAAP applied on a consistent basis throughout the periods involved and in a manner consistent with the preparation of the Audited Financial Statements, and fairly present in all material respects the financial position of the Company at the date thereof and the results of its operations and cash flows for the period indicated, except that such statements need not contain notes and are subject to normal audit adjustments that are not expected to have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole.

(c)          The books of account, minute books, stock certificate books and stock transfer ledgers and other similar books and records of the Company have been maintained in accordance with good business practice, are complete and correct in all material respects and there have been no material transactions that are required to be set forth therein and which have not been so set forth.

(d)          Except as otherwise noted in the Audited Financial Statements or the Unaudited Financial Statements, the accounts and notes receivable of the Company reflected on the balance sheets included in the Audited Financial Statements and the Unaudited Financial Statements: (i) arose from bona fide sales transactions in the ordinary course of business and are payable on ordinary trade terms, (ii) to the knowledge of the Company, are legal, valid and binding obligations of the respective debtors enforceable in accordance with their terms, except as such may be limited by bankruptcy, insolvency, reorganization, or other similar laws affecting creditors’ rights generally, and by general equitable principles, (iii) to the knowledge of the Company, are not subject to any valid set-off or counterclaim except to the extent set forth in such balance sheet contained therein other than possible back charges which, to the Company’s knowledge, do not exist at this time, which back charges, to the Company’s knowledge, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect upon the Company and its Subsidiaries taken as a whole, (iv) are collectible in the ordinary course of business consistent with past practice in the aggregate recorded amounts thereof, net of any applicable reserve reflected in such balance sheet referenced above, and (v) are not the subject of any actions or proceedings brought by or on behalf of the Company.

2.8.        No Undisclosed Liabilities. Except as set forth in Schedule 2.8 hereto, the Company and its Subsidiaries have no liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet or in the related notes to financial statements that are, individually or in the aggregate, material to the business, results of operations or financial condition of the Company and its Subsidiaries, except: (i) liabilities provided for in or otherwise disclosed in the interim balance sheet included in the Unaudited Financial Statements, and (ii) such liabilities arising in the ordinary course of the Company’s business since September 30, 2012, none of which, individually or in the aggregate, would have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole.

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2.9.        Absence of Certain Changes or Events. Except as set forth in Schedule 2.9 hereto, since September 30, 2012, there has not been: (i) any Material Adverse Effect on the Company and its Subsidiaries taken as a whole, (ii) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of the Company’s stock, or any purchase, redemption or other acquisition by the Company of any of the Company’s capital stock or any other securities of the Company or any options, warrants, calls or rights to acquire any such shares or other securities, (iii) any split, combination or reclassification of any of the Company’s capital stock, (iv) any granting by the Company or its Subsidiaries of any increase in compensation or fringe benefits, except for normal increases of cash compensation in the ordinary course of business consistent with past practice, or any payment by the Company or any of its Subsidiaries of any bonus, except for bonuses made in the ordinary course of business consistent with past practice, or any granting by the Company or any of its Subsidiaries of any increase in severance or termination pay or any entry by the Company or any of its Subsidiaries into any currently effective employment, severance, termination or indemnification agreement or any agreement the benefits of which are contingent or the terms of which are materially altered upon the occurrence of a transaction involving the Company of the nature contemplated hereby, (v) any material change by the Company or any of its Subsidiaries in its accounting methods, principles or practices, (vi) any change in the auditors of the Company, (vii) any issuance of capital stock of the Company, (viii) any revaluation by the Company of any of its assets, including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable or any sale of assets of the Company other than in the ordinary course of business, (ix) any incurrence of debt by the Company other than trade debt in the ordinary course of business or (x) any agreement, whether written or oral, to do any of the foregoing.

2.10.         Litigation. Except as disclosed in Schedule 2.10 hereto, there are no claims, suits, actions or proceedings pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries before any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator.

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2.11.       Employee Benefit Plans.

(a)          Schedule 2.11(a) lists all employee compensation, incentive, fringe or benefit plans, programs, policies, commitments or other arrangements (whether or not set forth in a written document) covering any active or former employee, director or consultant of the Company or any of its Subsidiaries, or any trade or business (whether or not incorporated) which is under common control with the Company or any of its Subsidiaries, with respect to which the Company has liability (individually, a “Plan,” and, collectively, the “Plans”). All Plans have been maintained and administered in all material respects in compliance with their respective terms and with the requirements prescribed by any and all Applicable Law applicable to such Plans, and all liabilities with respect to the Plans have been properly reflected in the financial statements and records of the Company or any of its Subsidiaries. No suit, action or other litigation (excluding claims for benefits incurred in the ordinary course of Plan activities) has been brought, or, to the knowledge of the Company, is threatened, against or with respect to any Plan. There are no audits, inquiries or proceedings pending or, to the knowledge of the Company, threatened by any Governmental Entity with respect to any Plan. All contributions, reserves or premium payments required to be made or accrued as of the date hereof to the Plans have been timely made or accrued. The Company or any of its Subsidiaries do not have any plan or commitment to establish any new Plan, to modify any Plan (except to the extent required by law or to conform any such Plan to the requirements of any Applicable Law, in each case as previously disclosed to Parent in writing, or as required by this Agreement), or to enter into any new Plan. Except as disclosed in Schedule 2.11(a), each Plan can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without liability to Parent, the Company or any of its Subsidiaries (other than ordinary administration expenses and expenses for benefits accrued but not yet paid).

(b)          Except as disclosed in Schedule 2.11(b) hereto, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any stockholder, director or employee of the Company and its Subsidiaries under any Plan or otherwise, (ii) materially increase any benefits otherwise payable under any Plan, or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

(c)          No material liability under Title IV of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), has been incurred by the Company or any of its Subsidiaries that has not been satisfied in full and no event has occurred and, to the knowledge of the Company and its Subsidiaries, no condition exists that could reasonably be likely to result in the Company or any of its Subsidiaries incurring a material liability under Title IV of ERISA. No Plan is a defined benefit pension plan or is subject to Section 302 or Title IV of ERISA or Section 412 of the Code. No Plan is a multiemployer plan within the meaning of Section 3(37) of ERISA or a multiple employer welfare arrangement as defined in Section 3(40) or ERISA.

2.12.       Labor Matters.

(a)          Except as set forth on Schedule 2.12, the Company and its Subsidiaries are not a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company and its Subsidiaries nor, to the Company’s knowledge, are there any pending, or to the knowledge of the Company and its Subsidiaries, threatened, (i) activities or proceedings of any labor union to organize any such employees or (ii) strikes, labor disputes, slowdowns or stoppages or union representation questions. There are no pending grievance or similar proceedings involving the Company and its Subsidiaries and any of its employees subject to a collective bargaining agreement or other labor union contract and there are no continuing obligations of the Company and its Subsidiaries pursuant to the resolution of any such proceeding that is no longer pending.

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(b)          Except as provided for in the collective bargaining agreements and labor union contracts set forth on Schedule 2.12, (i) each employee and consultant of the Company and its Subsidiaries is terminable “at will” subject to applicable notice periods as set forth by law or in an employment agreement, but in any event not more than ninety (90) days, and (ii) there are no agreements or understandings between the Company and its Subsidiaries and any of their employees or consultants that their employment or services will be for any particular period. The Company has no knowledge that any of its officers or key employees intends to terminate his or her employment with the Company or any of its Subsidiaries. The Company and its Subsidiaries are in compliance in all material respects and, to the Company’s knowledge, each of the Company’s and its Subsidiaries’ employees and consultants is in compliance in all material respects, with the terms of the respective employment and consulting agreements between the Company or its Subsidiaries and such individuals. Except as otherwise disclosed in Schedule 2.12, there are not, and there have not been, any oral or informal arrangements, commitments or promises between the Company or its Subsidiaries and any employees or consultants of the Company or its Subsidiaries that have not been documented as part of the formal written agreements between any such individuals and the Company or its Subsidiaries that have been made available to Parent.

(c)          The Company and its Subsidiaries are in compliance in all material respects with all Legal Requirements applicable to its employees, respecting employment, employment practices, terms and conditions of employment and wages and hours and is not liable for any arrears of wages or penalties with respect thereto. The Company’s and its Subsidiaries’ obligations to provide statutory severance pay to their employees are fully funded or accrued on the Unaudited Financial Statements and the Company has no knowledge of any circumstance that could give rise to any valid claim by a current or former employee for compensation on termination of employment (beyond the statutory severance pay to which employees are entitled). All amounts that the Company is legally or contractually required either (x) to deduct from its employees’ salaries or to transfer to such employees’ pension or life insurance, incapacity insurance, continuing education fund or other similar funds or (y) to withhold from its employees’ salaries and benefits and to pay to any Governmental Entity as required by applicable Legal Requirements have, in each case, been duly deducted, transferred, withheld and paid when required, and the Company and its Subsidiaries do not have any outstanding obligation to make any such deduction, transfer, withholding or payment. Except as set forth in Schedule 2.12, there are no pending or, to the Company’s knowledge, threatened claims or actions against the Company or any of its Subsidiaries by any employee in connection with such employee’s employment or termination of employment by the Company or any of its Subsidiaries.

(d)          No employee or former employee of the Company or any of its Subsidiaries is owed any wages, benefits or other compensation for past services (other than wages, benefits and compensation accrued in the ordinary course of business during the current pay period and any accrued benefits for services, which by their terms or under applicable law, are payable in the future, such as accrued vacation, recreation leave and severance pay).

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(e)          As used in this Section 2.l2, knowledge of the Company encompasses knowledge of members of the human resources departments (or employees with similar functions) of the Company and its Subsidiaries taken as a whole.

2.13.       Restrictions on Business Activities. Except as disclosed in Schedule 2.13 hereto, there is no agreement, commitment, judgment, injunction, order or decree binding upon the Company or its Subsidiaries or their assets or to which the Company or its Subsidiaries is a party which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of the Company or its Subsidiaries, any acquisition of property by the Company or its Subsidiaries or the conduct of business by the Company or its Subsidiaries as currently conducted other than such effects, individually or in the aggregate, that have not had and could not reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole.

2.14.       Title to Property.

(a)          All real property owned by the Company and its Subsidiaries (including improvements and fixtures thereon, easements and rights of way) is shown or reflected on the balance sheet of the Company included in the Unaudited Financial Statements and is listed on Schedule 2.14(a) hereto. The Company and its Subsidiaries have good, valid and marketable fee simple title to the real property respectively owned by each such entity, and except as set forth in the Audited Financial Statements or on Schedule 2.14(a) hereto, all of such real property is held free and clear of (i) all leases, licenses and other rights to occupy or use such real property and (ii) all Liens, rights of way, easements, restrictions, exceptions, variances, reservations, covenants or other title defects or limitations of any kind, other than liens for taxes not yet due and payable and such liens or other imperfections of title, if any, as do not materially detract from the value of or materially interfere with the present use of the property affected thereby. Schedule 2.14(a) hereto also contains a list of all options or other contracts under which the Company and its Subsidiaries have a right to acquire or the obligation to sell any interest in real property.

(b)          Except as otherwise disclosed on Schedule 2.14(b), all leases of real property held by the Company and its Subsidiaries, and all personal property and other property and assets of the Company and its Subsidiaries owned, used or held for use in connection with the business of the Company and its Subsidiaries (the “Personal Property”) are shown or reflected on the balance sheet included in the Audited Financial Statements or the Unaudited Financial Statements, to the extent required by U.S. GAAP, as of the dates of such Audited Financial Statements and Unaudited Financial Statements, other than those entered into or acquired on or after the date of the Unaudited Financial Statements in the ordinary course of business. Schedule 2.14(b) hereto contains a list of all leases of real property and Personal Property held by the Company and its Subsidiaries (other than leases of vehicles, office equipment, or operating equipment made in the ordinary course of business). The Company and its Subsidiaries have good and marketable title to the Personal Property owned respectively by each such entity, and all such Personal Property is in each case held free and clear of all Liens, except for Liens disclosed in the Audited Financial Statements or in Schedule 2.14(b) hereto, none of which Liens is reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on such property or on the present or contemplated use of such property in the businesses of the Company and its Subsidiaries taken as a whole.

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(c)          All leases pursuant to which the Company an/or its Subsidiaries lease from others material real property or Personal Property are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing material default or event of default of the Company or its Subsidiaries or, to the Company’s knowledge, any other party (or any event which with notice or lapse of time, or both, would constitute a material default), except where the lack of such validity and effectiveness or the existence of such default or event of default could not reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole.

(d)          The Company and each of its Subsidiaries is in possession of, or has valid and effective rights to, all properties, assets and rights (including Intellectual Property) required, in all material respects, for the effective conduct of its business as it is currently operated, in the ordinary course.

2.15.       Taxes.

(a)          Tax Definitions. As used in this Agreement, (i) the term “Tax” (including, with correlative meaning, the terms “Taxes” and “Taxable”) includes all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severance, stamp, payroll, sales, employment, occupation, ad valorem, transfer, recapture, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever, together will all interest, penalties and additions, and (ii) the term “Tax Return” includes all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied to a Tax authority relating to Taxes.

(b)          Tax Returns and Audits. Except as set forth in Schedule 2.15 hereto:

(i)          The Company and its Subsidiaries have timely filed all Tax Returns required to be filed by the Company or its Subsidiaries with any Tax authority prior to the date hereof, except such Tax Returns that are not material to the Company or its Subsidiaries. All such Tax Returns are true, correct and complete in all material respects. The Company and its Subsidiaries have paid all Taxes shown to be due and payable on such Tax Returns.

(ii)         All Taxes that the Company and its Subsidiaries are required by law to withhold or collect have been duly withheld or collected, and have been timely paid over to the proper Governmental Entities to the extent due and payable.

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(iii)        The Company and its Subsidiaries have not been delinquent in the payment of any material Tax nor is there any material Tax deficiency outstanding, proposed or assessed against the Company or its Subsidiaries, nor have the Company or its Subsidiaries executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax. The Company and its Subsidiaries have complied in all material respects with all Legal Requirements with respect to payments made to third parties and the withholding of any payment of withheld Taxes and has timely withheld from employee wages and other payments and timely paid over in full to the proper taxing authorities all amounts required to be so withheld and paid over for all periods.

(iv)        To the knowledge of the Company, no audit or other examination of any Tax Return of the Company and its Subsidiaries by any Tax authority is presently in progress, nor has the Company or any Subsidiary been notified of any request for such an audit or other examination.

(v)         No adjustment relating to any Tax Returns filed by the Company or any Subsidiary has been proposed in writing, formally or informally, by any Tax authority to the Company or any Subsidiary or any representative thereof.

(vi)        The Company and its Subsidiaries have no liability for any unpaid Taxes which have not been accrued for or reserved on the Company’s balance sheets included in the Audited Financial Statements or the Unaudited Financial Statements, whether asserted or unasserted, contingent or otherwise, other than any liability for unpaid Taxes that may have accrued since the end of the most recent fiscal year in connection with the operation of the business of the Company in the ordinary course of business.

(vii)       The Company has not taken any action and does not know of any fact, agreement, plan or other circumstance that is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(viii)      No current shareholder of the Company is a foreign person subject to withholding under Section 1445 of the Code and the regulations promulgated thereunder and the Company will provide certification to that effect from each shareholder to Parent at the Closing.

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2.16.       Environmental Matters.

(a)          Except as disclosed in Schedule 2.16 hereto and except for such matters that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect: (i) the Company and/or its Subsidiaries have complied with all applicable Environmental Laws (as defined below); (ii) the properties currently operated or being constructed by the Company or its Subsidiaries (including soils, groundwater, surface water, air, buildings or other structures), including properties owned or leased by third parties upon which the Company and/or its Subsidiaries have performed or are performing services or other operations, are not contaminated with any Hazardous Substances (as defined below) as a result of the actions or omissions of the Company and its Subsidiaries for which there is liability under Environmental Laws; (iii) the properties formerly owned, operated or constructed by the Company and/or its Subsidiaries, including properties owned or leased by third parties upon which the Company and/or its Subsidiaries performed services or other operations, were not contaminated with Hazardous Substances by the Company and/or its Subsidiaries during the period of ownership, operation or construction by the Company or its Subsidiaries or, to the Company’s knowledge, during any prior period for which there is liability under Environmental Laws; (iv) the Company and/or its Subsidiaries are not subject to liability for any Hazardous Substance disposal or contamination on any third party or public property (whether above, on or below ground or in the atmosphere or water); (vi) neither the Company nor its Subsidiaries have received any notice, demand, letter, claim or request for information alleging that the Company and/or its Subsidiaries may be in violation of or liable under any Environmental Law; and (vii) the Company and/or its Subsidiaries are not subject to any orders, decrees, injunctions or other arrangements with any Governmental Entity or subject to any indemnity or other agreement with any third party relating to liability under any Environmental Law or relating to Hazardous Substances.

(b)          As used in this Agreement, the term “Environmental Law” means any federal, state, local or foreign law, regulation, order, decree, permit, authorization, opinion, common law or agency requirement relating to: (A) the protection, investigation or restoration of the environment, health and safety, or natural resources; (B) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (C) noise, odor, wetlands, pollution, contamination or any injury or threat of injury to persons or property.

(c)          As used in this Agreement, the term “Hazardous Substance” means any substance that is: (i) listed, classified or regulated pursuant to any Environmental Law; (ii) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials or radon; (iii) explosive or (iv) any other substance which is the subject of regulatory action by any Governmental Entity pursuant to any Environmental Law.

(d)          Schedule 2.16(d) sets forth all environmental studies and investigations completed within the last five (5) years or in process with respect to the Company and/or its Subsidiaries or their respective properties or assets, including to the knowledge of the Company all phase reports. All such written reports and material documentation relating to any such study or investigation have been provided by the Company to Parent.

2.17.      Brokers; Third Party Expenses. Except as set forth in Schedule 2.17 hereto, the Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage fees, investment banking fees, finders’ fees, agent’s commissions or any similar charges in connection with this Agreement or any transactions contemplated hereby. Except as disclosed in Schedule 2.17 hereto, no shares of common stock, options, warrants or other securities of either Company or Parent are payable to any third party by the Company as a result of this Merger.

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2.18.      Intellectual Property.

(a)          Schedule 2.18 hereto contains a description of all material Intellectual Property of the Company and its Subsidiaries. For the purposes of this Agreement, the following terms have the following definitions:

(i)          “Intellectual Property” shall mean any or all of the following and all worldwide common law and statutory rights in, arising out of, or associated therewith: (i) patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof (“Patents”); (ii) inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists, and all documentation relating to any of the foregoing; (iii) copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world (“Copyrights”); (iv) software and software programs; (v) domain names, uniform resource locators and other names and locators associated with the Internet; (vi) industrial designs and any registrations and applications therefor; (vii) trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor (collectively, “Trademarks”); (viii) all databases and data collections and all rights therein; (ix) all moral and economic rights of authors and inventors, however denominated; and (x) any similar or equivalent rights to any of the foregoing (as applicable).

(ii)         “Company Intellectual Property” shall mean any Intellectual Property that is owned by, or exclusively licensed to, the Company or any of its Subsidiaries, including software and software programs developed by or exclusively licensed to the Company or any of its Subsidiaries (specifically excluding any off the shelf or shrink-wrap software).

(iii)        “Registered Intellectual Property” means all Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any government or other legal authority.

(iv)        “Company Registered Intellectual Property” means all of the Registered Intellectual Property owned by, or filed in the name of, the Company or any of its Subsidiaries

(v)         “Company Products” means all current versions of products or service offerings of the Company or any of its Subsidiaries.

(b)          To the Company’s knowledge, the Company and its Subsidiaries own or have enforceable rights to use all Intellectual Property required for the conduct of their respective business as presently conducted. Except as disclosed in Schedule 2.18 hereto, no Company Intellectual Property or Company Product is subject to any material proceeding or outstanding decree, order, judgment, contract, license, agreement or stipulation restricting in any manner the use, transfer or licensing thereof by the Company or any of its Subsidiaries, or which may affect the validity, use or enforceability of such Company Intellectual Property or Company Product, which in any such case could reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole.

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(c)          Except as disclosed in Schedule 2.18 hereto, to the Company’s knowledge, the Company and each of its Subsidiaries owns and has good and exclusive title to each material item of Company Intellectual Property owned by it free and clear of any Liens (excluding non-exclusive licenses and related restrictions granted by it in the ordinary course of business); and the Company and its Subsidiaries are the exclusive owner of all material registered Trademarks and Copyrights used in connection with the operation or conduct of the business of the Company and its Subsidiaries as presently conducted, including the sale of any Company Products or the provision of any services by the Company and its Subsidiaries.

(d)          The operation of the business of the Company and its Subsidiaries as such business currently is conducted, including the Company’s and its Subsidiaries’ use of any product, device or process, to the Company’s knowledge, has not and does not infringe or misappropriate the Intellectual Property of any third party or constitute unfair competition or trade practices under the laws of any jurisdiction and the Company and its Subsidiaries have not received any claims or threats from third parties alleging any such infringement, misappropriation or unfair competition or trade practices.

2.19.      Agreements, Contracts and Commitments.

(a)          Schedule 2.19 hereto sets forth a complete and accurate list of all Material Company Contracts (as hereinafter defined), specifying the parties thereto. For purposes of this Agreement, (i) the term “Company Contracts” shall mean all contracts, agreements, leases, mortgages, indentures, notes, bonds, licenses, permits, franchises, purchase orders, sales orders, and other understandings, commitments and obligations (including, without limitation, outstanding offers and proposals) of any kind, whether written or oral, to which the Company or any of its Subsidiaries is a party or by or to which any of the properties or assets of the Company or any of its Subsidiaries is bound or becomes bound, subject or affected (including without limitation notes or other instruments payable to the Company or any of its Subsidiaries) and (ii) the term “Material Company Contracts” shall mean (x) each Company Contract (A) that would be required to be included as an exhibit to a registration statement with the Securities and Exchange Commission (“SEC”) if the Company had a class of equity securities registered under Section 12(b) or 12(g) of the Exchange Act, (B) providing for payments (present or future) to the Company or any of its Subsidiaries in excess of $10,000,000 in the aggregate or (C) under or in respect of which the Company or any of its Subsidiaries presently have any liability or obligation of any nature whatsoever (absolute, contingent or otherwise) in excess of $5,000,000, (y) each Company Contract that otherwise is or may be material to the businesses, operations, assets, or financial condition of the Company or any of its Subsidiaries, and (z) the limitations of subclause (x) and subclause (y) notwithstanding, each of the following Company Contracts:

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(i)          any mortgage, indenture, note, installment obligation or other instrument, agreement or arrangement for or relating to any borrowing of money by or from the Company or any of its Subsidiaries and by or to any officer, director, stockholder or holder of derivative securities of the Company or any of its Subsidiaries (“Insider”);

(ii)         any guaranty, direct or indirect, by the Company, a Subsidiary or any Insider of the Company of any obligation for borrowings, or otherwise, excluding endorsements made for collection in the ordinary course of business;

(iii)        any Company Contract of employment or management;

(iv)        any Company Contract made other than in the ordinary course of business or (x) providing for the grant of any preferential rights to purchase or lease any asset of the Company or any of its Subsidiaries or (y) providing for any right (exclusive or non-exclusive) to sell or distribute, or otherwise relating to the sale or distribution of, any Company Product;

(v)         any obligation to register any shares of the capital stock or other securities of the Company or any of its Subsidiaries with any Governmental Entity;

(vi)        any obligation to make payments, contingent or otherwise, arising out of the prior acquisition of the business, assets or stock of other Persons;

(vii)       any collective bargaining agreement with any labor union;

(viii)      any lease or similar arrangement for the use by the Company or any of its Subsidiaries of real property or Personal Property where the annual lease payments are greater than $100,000 (other than any lease of vehicles, office equipment or operating equipment made in the ordinary course of business);

(ix)         any Company Contract granting or purporting to grant, or otherwise in any way relating to, any mineral rights or any other interest (including, without limitation, a leasehold interest) in real property; and

(x)          any Company Contract to which any Insider of the Company or any of its Subsidiaries, or any entity owned or controlled by an Insider, is a party.

(b)          Each Material Company Contract was entered into at arms’ length and in the ordinary course, is in full force and effect and, to the Company’s knowledge, is valid and binding upon and enforceable against each of the parties thereto, except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by principles governing the availability of equitable remedies. To the Company’s knowledge, no other party to a Material Company Contract is the subject of a bankruptcy or insolvency proceeding. True, correct and complete copies of all Material Company Contracts and all offers and proposals that, if accepted, would constitute Material Company Contracts (or written summaries in the case of oral Material Company Contracts or offers or proposals) have been made available to Parent or Parent’s counsel.

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(c)          Except as set forth in Schedule 2.19, neither the Company nor, to the Company’s knowledge, any other party thereto is in breach of or in default under, and no event has occurred which with notice or lapse of time or both would become a breach of or default under, any Material Company Contract, and no party to any Material Company Contract has given any written notice to the Company or any of its Subsidiaries of any claim of any such breach, default or event, which, individually or in the aggregate, are reasonably likely to have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole. Each Material Company Contract that has not expired by its terms is in full force and effect.

2.20.      Insurance. Schedule 2.20 sets forth the Company’s and its Subsidiaries’ insurance policies and fidelity and surety bonds covering the assets, business, equipment, properties, operations, employees, officers and directors (collectively, the “Insurance Policies”). The insurances provided by such Insurance Policies are adequate in amount and scope for the Company’s and its Subsidiaries’ business and operations, including any insurance required to be maintained by them under Company Contracts.

2.21.      Governmental Actions/Filings.

(a)          The Company and its Subsidiaries have been granted and hold, and have made, all Governmental Actions/Filings (as defined below) (including, without limitation, Governmental Actions/Filings required for emission or discharge of effluents and pollutants into the air and the water) necessary to the conduct by the Company and its Subsidiaries of their business (as presently conducted) or used or held for use by the Company and its Subsidiaries except for any thereof that if not granted, held or made, would not have, individually or in the aggregate, a Material Adverse Effect upon the Company and its Subsidiaries taken as a whole. Each such Governmental Action/Filing is in full force and effect and should be able to be renewed in the ordinary course of the Company’s business and the Company and its Subsidiaries are in substantial compliance with all of their obligations with respect thereto. No event has occurred and is continuing which requires or permits, or after notice or lapse of time or both would require or permit, and consummation of the transactions contemplated by this Agreement or any ancillary documents will not require or permit (with or without notice or lapse of time, or both), any modification or termination of any such Governmental Actions/Filings except such events which, either individually or in the aggregate, would not have a Material Adverse Effect upon the Company and its Subsidiaries taken as a whole. No Governmental Action/Filing is necessary to be obtained, secured or made by any of the Company’s Subsidiaries to enable any of them to continue to conduct its business and operations and use its properties after the Closing in a manner that is consistent with current practice except for any of such that, if not obtained, secured or made, would not, either individually or in the aggregate, have a Material Adverse Effect upon the Company and its Subsidiaries taken as a whole.

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(b)          Except as set forth in Schedule 2.21(b), no contractors’ licenses are necessary to be obtained, secured or made by any of the Company’s Subsidiaries to enable any of them to continue to conduct its businesses and operations and use its properties after the Closing in a manner which is consistent with current practice. All of the contractors’ licenses listed on Schedule 2.21(b) have been obtained, secured or made and are in full force and effect.

(c)          For purposes of this Agreement, the term “Governmental Action/Filing” shall mean any franchise, license, certificate of compliance, authorization, consent, order, permit, approval, consent or other action of, or any filing, registration or qualification with, any Governmental Entity.

2.22.      Interested Party Transactions. Except as set forth in the Schedule 2.22 hereto, no employee, officer, director or stockholder of the Company or any of its Subsidiaries or a member of his or her immediate family is indebted to the Company or any of its Subsidiaries, nor is the Company or any of its Subsidiaries indebted (or committed to make loans or extend or guarantee credit) to any of such Persons, other than (i) for payment of salary for services rendered, (ii) reimbursement for reasonable expenses incurred on behalf of the Company or any of its Subsidiaries, and (iii) for other employee benefits made generally available to all employees or similarly situated employees or executives. Except as set forth in Schedule 2.22, to the Company’s knowledge, none of such individuals has any direct or indirect ownership interest in any Person with whom the Company or any of its Subsidiaries is affiliated or with whom the Company or any of its Subsidiaries has a contractual relationship, or in any Person that competes with the Company or any of its Subsidiaries, except that each employee, stockholder, officer or director of the Company or any of its Subsidiaries and members of their respective immediate families may own less than 5% of the outstanding stock in publicly traded companies that may compete with the Company or any of its Subsidiaries. Except as set forth in Schedule 2.22, to the knowledge of the Company, no officer, director or shareholder or any member of their immediate families is, directly or indirectly, interested in any Material Company Contract with the Company or any of its Subsidiaries (other than such contracts as relate to any such Person’s ownership of capital stock or other securities of the Company or such Person’s employment with the Company or any of its Subsidiaries).

2.23.      Board Approval. The board of directors of the Company (including any required committee or subgroup thereof) has, as of the date of this Agreement, duly approved this Agreement and the transactions contemplated hereby.

2.24.      Stockholder Approval. The shares of Company Common Stock owned by the Stockholder constitute, in the aggregate, the requisite amount of shares necessary for the adoption of this Agreement and the approval of the Merger by the stockholders of the Company in accordance with Applicable Law.

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2.25.      No Illegal or Improper Transactions. Since January 1, 2007, neither the Company nor any of its Subsidiaries or any officer, director, employee, agent or Affiliate of the Company or its Subsidiaries on its behalf has offered, paid or agreed to pay to any person or entity (including any governmental official) or solicited, received or agreed to receive from any such person or entity, directly or indirectly, any money or anything of value for the purpose or with the intent of (a) obtaining or maintaining business for the Company or any of its Subsidiaries, (b) facilitating the purchase or sale of any Company Product, or (c) avoiding the imposition of any fine or penalty, in any manner which is in violation of any Legal Requirement, the effect of which, individually or in the aggregate, would reasonably be expected to be materially adverse to the business, assets, or financial condition of the Company or any of its Subsidiaries, taken as a whole. To the Company’s knowledge, no employee of the Company or any of its Subsidiaries has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any Applicable Law. Neither the Company nor any of its Subsidiaries nor any officer, employee, contractor, subcontractor or agent of the Company or any of its Subsidiaries has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of the Company or any of its Subsidiaries in the terms and conditions of employment because of any act of such employee described in 18 U.S.C. § 1514A(a).

2.26.      Holding Company Activities. The Company, 1623739 Alberta Ltd. (Alberta) and 1623753 Alberta Ltd. (Alberta) do not engage in any business or own any significant assets or have any material liabilities other than (i) in the case of the Company, (a) the ownership of the capital stock of SAExploration, Inc., (b) liabilities in respect of this Agreement, the Company Credit Agreement (as hereinafter defined) and the other agreements entered into in connection with the Merger and the other transactions contemplated hereby and by the Company Credit Agreement, and (c) the issuance, and liabilities in respect, of the Shareholder Subordinated Notes and the Existing Shareholders Notes (as defined in the Company Credit Agreement, in each case, to the extent otherwise permitted, under the Company Credit Agreement); (ii) in the case of 1623739 Alberta Ltd. (Alberta), the ownership of the capital stock of 1623753 Alberta Ltd. (Alberta); (iii) in the case of 1623753 Alberta Ltd. (Alberta), the ownership of the capital stock of SAExploration (Canada) Ltd.; and (iv) the activities permitted under Section 8.03; (iii) of the Company Credit Agreement. As used in this Agreement, the term “Company Credit Agreement” means that certain Credit Agreement among the Company, SAExploration, Inc., a Delaware corporation, SAExploration Seismic Services (US), LLC, a Delaware limited liability company, and NES, LLC, an Alaskan limited liability company, the Lenders party hereto from time to time, CP Admin Co LLC, as Administrative Agent, and CP Admin Co LLC, as Lead Arranger, as amended by that certain Amendment No. 1 to Credit Agreement.

2.27.      Survival of Representations and Warranties. The representations and warranties of the Company set forth in this Agreement shall survive the Closing as set forth in Section 7.4(a).

ARTICLE III.
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Subject to the exceptions set forth in Schedule 3 attached hereto (the “Parent Schedule”), Parent and Merger Sub each represents and warrants to, and covenants with, the Company, as follows:

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3.1.        Organization and Qualification.

(a)          Parent is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Parent is in possession of all Approvals necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to have such Approvals could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent or Merger Sub. Complete and correct copies of the Charter Documents of Parent, as amended and currently in effect, have been heretofore delivered to the Company. Parent is not in violation of any of the provisions of Parent’s Charter Documents.

(b)          Parent is not required to be qualified or licensed to do business as a foreign corporation and in good standing any jurisdiction except where the failure to be so duly qualified or licensed and in good standing could not reasonably be expected to have a Material Adverse Effect on Parent.

3.2.        Subsidiaries and Other Interests.

(a)          Parent has no Subsidiaries, except for Merger Sub. Except for Merger Sub, Parent does not own, directly or indirectly, any ownership, equity, profits or voting interest in any Person or have any agreement or commitment to purchase any such interest, and Parent has not agreed and is not obligated to make nor is bound by any written, oral or other agreement, contract, subcontract, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan, commitment or undertaking of any nature, as of the date hereof or as may hereafter be in effect under which it becomes obligated to make, any future investment in or capital contribution to any other entity.

(b)          Except for Merger Sub, Parent does not own directly or indirectly any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity (other than investments in short term investment securities).

(c)          Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Merger Sub is in possession of all Approvals necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to have such Approvals could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent and Merger Sub. Complete and correct copies of the Charter Documents of Merger Sub, as amended and currently in effect, have been heretofore delivered to the Company or Company’s counsel. Merger Sub is not in violation of any of the provisions of its Charter Documents.

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(d)          Merger Sub is duly qualified or licensed to do business as a foreign corporation or foreign limited liability company and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent and Merger Sub. Each jurisdiction in which each Merger Sub is so qualified or licensed is listed in Schedule 3.2.

(e)          Merger Sub does not have, and until the Closing will not have any assets or properties of any kind, does not now conduct and has never conducted any business, does not have any employees, and has and will have at the Closing no obligations or liabilities of any nature whatsoever, except for such obligations as are imposed under this Agreement or by virtue of the Merger.

3.3.        Capitalization.

(a)          As of the date of this Agreement, the authorized capital stock of Parent consists of 55,000,000 shares of Parent Common Stock and 1,000,000 shares of preferred stock, par value $0.0001 per share (“Parent Preferred Stock”, collectively with the Parent Common Stock, the “Parent Capital Stock”), of which 7,841,855 shares of Parent Common Stock and no shares of Parent Preferred Stock are issued and outstanding. Except as set forth in Schedule 3.3(a), all of such securities are validly issued, fully paid and nonassessable and free of preemptive rights or rights of first refusal created by statute, the Charter Documents of Parent or any agreement to which Parent is a party or by which it is bound, and free of any liens or encumbrances other than any liens or encumbrances created by or imposed upon the holders thereof or under applicable federal or state securities or “blue sky” laws. Except as set forth in Schedule 3.3(a), Parent has no outstanding bonds, debentures, notes or other obligations the holders of which have or upon the happening of certain events would have the right to vote (or which are convertible into or exercisable or exchangeable for securities having the right to vote) with the stockholders of Parent on any matter.

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(b)          Except as set forth in Schedule 3.3(b) and other than as set forth in this Agreement, there are no existing options, warrants, calls, subscriptions, convertible securities, or other rights, agreements, stock appreciation rights or similar derivative securities or instruments or commitments which obligate Parent to issue, transfer or sell any Parent Capital Stock or make any payments in lieu thereof. Other than as set forth in Schedule 3.3(b), there are no agreements or understandings to which Parent is a party with respect to the voting of any Parent Capital Stock or which restrict the transfer of any such shares, nor does Parent have knowledge of any such agreements or understandings with respect to the voting of any such shares or which restrict the transfer of any such shares. Other than as set forth in Schedule 3.3(b), there are no outstanding contractual obligations of Parent to repurchase, redeem or otherwise acquire any Parent Capital Stock or any other securities of Parent. No shares of Parent Common Stock or Parent Preferred Stock are reserved for issuance upon the exercise of outstanding options to purchase Parent Common Stock or Parent Preferred Stock granted to employees of Parent or other parties (“Parent Stock Options”) and there are no outstanding Parent Stock Options. Other than as set forth in Schedule 3.3(b), no shares of Parent Common Stock or Parent Preferred Stock are reserved for issuance upon the exercise of outstanding warrants to purchase Parent Common Stock or Parent Preferred Stock (“Parent Warrants”). Other than as set forth in Schedule 3.3(b), no shares of Parent Common Stock or Parent Preferred Stock are reserved for issuance upon the conversion of the Parent Preferred Stock or any outstanding convertible notes, debentures or securities of Parent or Merger Sub (“Parent Convertible Securities”). All shares of Parent Common Stock and Parent Preferred Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instrument pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. All outstanding shares of Parent Common Stock and all outstanding Parent Warrants have been issued and granted in compliance with (x) all applicable securities laws and (in all material respects) other applicable laws and regulations, and (y) all requirements set forth in any applicable Parent Contracts (as defined in Section 3.19). Parent has heretofore delivered to the Company true, complete and accurate copies of the Parent Warrants, including any and all documents and agreements relating thereto.

(c)          The shares of Parent Common Stock to be issued by Parent in connection with the Merger, including the reserved EBITDA Shares, upon issuance in accordance with the terms of this Agreement, will be duly authorized and validly issued and such shares of Parent Common Stock will be fully paid and nonassessable free and clear of all Liens.

(d)          Except as set forth in Schedule 3.3(d), there are no registrations rights, and there is no voting trust, proxy, rights plan, antitakeover plan or other agreements or understandings to which Parent or Merger Sub is a party or by which Parent or Merger Sub is bound with respect to any security of any class of Parent or Merger Sub.

(e)          Except as provided for in this Agreement or as set forth in Schedule 3.3(e), as a result of the consummation of the transactions contemplated hereby, no shares of capital stock, warrants, options or other securities of Parent or Merger Sub are issuable and no rights in connection with any shares, warrants, options or other securities of Parent accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).

(f)          The authorized and outstanding capital stock of Merger Sub is 100 shares of common stock, par value $0.0001 per share. Parent owns all of the outstanding equity securities of Merger Sub, free and clear of all Liens.

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3.4.        Authority Relative to this Agreement. Each of Parent and Merger Sub has full corporate power and authority to: (i) execute, deliver and perform this Agreement, and each ancillary document that Parent or Merger Sub has executed or delivered or is to execute or deliver pursuant to this Agreement, and (ii) carry out Parent’s and Merger Sub’s obligations hereunder and thereunder and, to consummate the transactions contemplated hereby (including the Merger). The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby (including the Merger) have been duly and validly authorized by all necessary corporate action on the part of Parent and Merger Sub (including the approval by their respective Boards of Directors and stockholders to the extent required), and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, other than the Parent Stockholder Approval (as defined in Section 5.1(a)). This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery thereof by the other parties hereto, constitutes the legal and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

3.5.        No Conflict; Required Filings and Consents.

(a)          The execution and delivery of this Agreement by Parent and Merger Sub does not, and the performance of this Agreement by Parent and Merger Sub shall not: (i) conflict with or violate Parent’s or Merger Sub’s Charter Documents, (ii) conflict with or violate any Legal Requirements, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or materially impair Parent’s or Merger Sub’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets of Parent pursuant to, any Parent Contracts, except, with respect to clauses (ii) or (iii), for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually and in the aggregate, have a Material Adverse Effect on Parent.

(b)          The execution and delivery of this Agreement by Parent and Merger Sub does not, and the performance of it hereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act, Blue Sky Laws, and the rules and regulations thereunder, and appropriate documents with the relevant authorities of other jurisdictions in which Parent or Merger Sub is qualified to do business, (ii) for the filing of any notifications required under the HSR Act, if required upon advice of counsel, and the expiration or early termination of the required waiting period thereunder, (iii) the qualification of Parent or Merger Sub as a foreign corporation in those jurisdictions in which the business of the Company makes such qualification necessary, and (iv) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent, or prevent consummation of the Merger or otherwise prevent the parties hereto from performing their obligations under this Agreement.

3.6.        Compliance. Each of Parent and Merger Sub has complied with, and is not in violation of, any Legal Requirements with respect to the conduct of its business, or the ownership or operation of its business, except for failures to comply or violations which, individually or in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect on Parent. The business and activities of Parent and Merger Sub have not been and are not being conducted in violation of any Legal Requirements. Neither Parent nor Merger Sub is in default or violation of any term, condition or provision of any applicable Charter Documents. No written notice of non-compliance with any Legal Requirements has been received by Parent or Merger Sub.

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3.7.        SEC Filings; Financial Statements.

(a)          Parent has made available to the Company a correct and complete copy of each report, registration statement and definitive proxy statement filed by Parent with the SEC (the “Parent SEC Reports”), which are all the forms, reports and documents required to be filed by Parent with the SEC prior to the date of this Agreement. All Parent SEC Reports required to be filed by Parent in the twelve (12) month period prior to the date of this Agreement were filed in a timely manner. As of their respective dates the Parent SEC Reports: (i) were prepared in accordance and complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Parent SEC Reports, and (ii) did not at the time they were filed (and if amended or superseded by a filing prior to the date of this Agreement then on the date of such filing and as so amended or superseded) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent set forth in the preceding sentence, Parent makes no representation or warranty whatsoever concerning any Parent SEC Report as of any time other than the date or period with respect to which it was filed. The certifications and statements required by (A) Rule 13a-14 under the Exchange Act and (B) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act) relating to the Parent SEC Documents are accurate and complete and comply as to form and content with all applicable laws or rules of applicable governmental and regulatory authorities in all material respects.

(b)          Except as set forth in Schedule 3.7(b), each set of financial statements (including, in each case, any related notes thereto) contained in Parent SEC Reports, including each Parent SEC Report filed after the date hereof until the Closing, complied or will comply as to form in all material respects with the published rules and regulations of the SEC with respect thereto, was or will be prepared in accordance with U.S. GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, do not contain footnotes as permitted by Form 10-Q of the Exchange Act) and each fairly presents or will fairly present in all material respects the financial position of Parent at the respective dates thereof and the results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were, are or will be subject to normal adjustments which were not or are not expected to have a Material Adverse Effect on Parent taken as a whole.

(c)          Parent maintains disclosure controls and procedures that satisfy the requirements of Rule 13a-15 under the Exchange Act, and such disclosure controls and procedures are designed to ensure that all material information concerning Parent is made known on a timely basis to the individuals responsible for the preparation of Parent’s filings with the SEC and other public disclosure documents.

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(d)          To the knowledge of Parent, Parent’s auditor has at all required times since the date of enactment of the Sarbanes-Oxley Act been: (i) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act); (ii) “independent” with respect to Parent within the meaning of Regulation S-X under the Exchange Act; and (iii) in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the rules and regulations promulgated by the SEC and the Public Company Accounting Oversight Board thereunder.

3.8.        No Undisclosed Liabilities. Parent has no liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet or in the related notes to the financial statements included in Parent SEC Reports that are, individually or in the aggregate, material to the business, results of operations or financial condition of Parent, except (i) liabilities provided for in or otherwise disclosed in Parent SEC Reports filed prior to the date hereof, and (ii) liabilities incurred since September 30, 2012 in the ordinary course of business, none of which would have a Material Adverse Effect on Parent. Parent is not and has not been a party to any securitization transactions or “off-balance sheet arrangements” (as defined in Item 303(a)(iv) of Regulation S-K under the Exchange Act).

3.9.        Absence of Certain Changes or Events. Except as set forth in Parent SEC Reports filed prior to the date of this Agreement, and except as contemplated by this Agreement, since September 30, 2012, there has not been: (i) any Material Adverse Effect on Parent, (ii) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of Parent’s capital stock, or any purchase, redemption or other acquisition by Parent of any of Parent’s capital stock or any other securities of Parent or any options, warrants, calls or rights to acquire any such shares or other securities, (iii) any split, combination or reclassification of any of Parent’s capital stock, (iv) any granting by Parent of any increase in compensation or fringe benefits, except for normal increases of cash compensation in the ordinary course of business consistent with past practice, or any payment by Parent of any bonus, except for bonuses made in the ordinary course of business consistent with past practice, or any granting by Parent of any increase in severance or termination pay or any entry by Parent into any currently effective employment, severance, termination or indemnification agreement or any agreement the benefits of which are contingent or the terms of which are materially altered upon the occurrence of a transaction involving Parent of the nature contemplated hereby, (v) any material change by Parent in its accounting methods, principles or practices, except as required by concurrent changes in U.S. GAAP, (vi) any change in the auditors of Parent, (vi) any issuance of capital stock of Parent, or (vii) any revaluation by Parent of any of its assets, including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable or any sale of assets of Parent other than in the ordinary course of business.

3.10.       Litigation. There are no claims, suits, actions or proceedings pending or, to Parent’s knowledge, threatened against Parent, before any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator.

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3.11.       Employee Benefit Plans. Except as may be contemplated by the Parent Plan (as defined in Section 5.1(a)), Parent does not maintain, and has no liability under, any Plan, and neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any stockholder, director or employee of Parent, or (ii) result in the acceleration of the time of payment or vesting of any such benefits.

3.12.      Labor Matters. Parent is not a party to any collective bargaining agreement or other labor union contract applicable to persons employed by Parent and Parent does not know of any activities or proceedings of any labor union to organize any such employees.

3.13.      Business Activities. Since its organization, Parent has not conducted any business activities other than activities directed toward the accomplishment of a business combination. Except as set forth in the Parent Charter Documents, there is no agreement, commitment, judgment, injunction, order or decree binding upon Parent or to which Parent is a party which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of Parent, any acquisition of property by Parent or the conduct of business by Parent as currently conducted other than such effects, individually or in the aggregate, which have not had and could not reasonably be expected to have, a Material Adverse Effect on Parent.

3.14.      Title to Property. Parent does not own or lease any real property or personal property. Except as set forth in Schedule 3.14, there are no options or other contracts under which Parent has a right or obligation to acquire or lease any interest in real property or personal property.

3.15.      Taxes. Except as set forth in Schedule 3.15 hereto:

(a)          Parent has timely filed all Tax Returns required to be filed by Parent with any Tax authority prior to the date hereof, except such Tax Returns which are not material to Parent. All such Tax Returns are true, correct and complete in all material respects. Parent has paid or accrued for in Parent’s books and records of account all Taxes shown to be due on such Tax Returns.

(b)          All Taxes that Parent is required by law to withhold or collect have been duly withheld or collected, and have been timely paid over to the proper Governmental Entities to the extent due and payable.

(c)          Parent has not been delinquent in the payment of any material Tax that has not been accrued for in Parent’s books and records of account for the period for which such Tax relates nor is there any material Tax deficiency outstanding, proposed or assessed against Parent, nor has Parent executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

(d)          No audit or other examination of any Tax Return of Parent by any Tax authority is presently in progress, nor has Parent been notified of any request for such an audit or other examination.

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(e)          No adjustment relating to any Tax Returns filed by Parent has been proposed in writing, formally or informally, by any Tax authority to Parent or any representative thereof.

(f)          Parent has no liability for any material unpaid Taxes which have not been accrued for or reserved on Parent’s balance sheets included in the audited financial statements for the most recent fiscal year ended, whether asserted or unasserted, contingent or otherwise, which is material to Parent, other than any liability for unpaid Taxes that may have accrued since the end of the most recent fiscal year in connection with the operation of the business of Parent in the ordinary course of business, none of which is material to the business, results of operations or financial condition of Parent.

(g)          Parent has not taken any action and does not know of any fact, agreement, plan or other circumstance that is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

3.16.      Environmental Matters. Except for such matters that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect: (i) Parent has complied with all applicable Environmental Laws; (ii) Parent is not subject to liability for any Hazardous Substance disposal or contamination on any third party property; (iii) Parent has not been associated with any release or threat of release of any Hazardous Substance; (iv) Parent has not received any notice, demand, letter, claim or request for information alleging that Parent may be in violation of or liable under any Environmental Law; and (v) Parent is not subject to any orders, decrees, injunctions or other arrangements with any Governmental Entity or subject to any indemnity or other agreement with any third party relating to liability under any Environmental Law or relating to Hazardous Substances.

3.17.      Brokers. Except as set forth in Schedule 3.17, Parent has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agent’s commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

3.18.      Intellectual Property. Parent does not own, license or otherwise have any right, title or interest in any material Intellectual Property or Registered Intellectual Property except non-exclusive rights to the name “Trio.”

3.19.      Agreements, Contracts and Commitments.

(a)          Except as set forth in the Parent SEC Reports filed prior to the date of this Agreement or as set forth in Schedule 3.19, other than confidentiality and non-disclosure agreements, there are no contracts, agreements, leases, mortgages, indentures, notes, bonds, liens, license, permit, franchise, purchase orders, sales orders or other understandings, commitments or obligations (including without limitation outstanding offers or proposals) of any kind, whether written or oral, to which Parent is a party or by or to which any of the properties or assets of Parent is bound or becomes bound, subject or affected, which either (a) creates or imposes a liability greater than $25,000, or (b) may not be cancelled by Parent on less than 30 days’ or less prior notice (“Parent Contracts”). All Parent Contracts are listed in Schedule 3.19 other than those that are exhibits to the Parent SEC Reports.

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(b)          Except as set forth in the Parent SEC Reports filed prior to the date of this Agreement, each Parent Contract was entered into at arms’ length and in the ordinary course, is in full force and effect and is valid and binding upon and enforceable against each of the parties thereto. True, correct and complete copies of all Parent Contracts (or written summaries in the case of oral Parent Contracts) have been made available to Company or Company’s counsel.

(c)          Neither Parent nor, to the knowledge of Parent, any other party thereto is in breach of or in default under, and no event has occurred which with notice or lapse of time or both would become a breach of or default under, any Parent Contract, and no party to any Parent Contract has given any written notice of any claim of any such breach, default or event, which, individually or in the aggregate, are reasonably likely to have a Material Adverse Effect on Parent. Each agreement, contract or commitment to which Parent is a party or by which it is bound that has not expired by its terms is in full force and effect, except where such failure to be in full force and effect is not reasonably likely to have a Material Adverse Effect on Parent.

3.20.      Insurance. Except for directors’ and officers’ liability insurance, Parent does not maintain any Insurance Policies.

3.21.      Interested Party Transactions. Except as set forth in the Parent SEC Reports filed prior to the date of this Agreement: (a) no employee, officer, director or stockholder of Parent or a member of his or her immediate family is indebted to Parent nor is Parent indebted (or committed to make loans or extend or guarantee credit) to any of them, other than reimbursement for reasonable expenses incurred on behalf of Parent; (b) to Parent’s knowledge, none of such individuals has any direct or indirect ownership interest in any Person with whom Parent is affiliated or with whom Parent has a material contractual relationship, or any Person that competes with Parent, except that each employee, stockholder, officer or director of Parent and members of their respective immediate families may own less than 5% of the outstanding stock in publicly traded companies that may compete with Parent; and (c) to Parent’s knowledge, no officer, director or stockholder or any member of their immediate families is, directly or indirectly, interested in any material contract with Parent (other than such contracts as relate to any such individual ownership of capital stock or other securities of Parent).

3.22.      Indebtedness. Except as set forth in the Parent SEC Reports filed prior to the date of this Agreement, Parent has no indebtedness for borrowed money.

3.23.      Listing or Quotation of Securities. Parent Common Stock is listed for trading on the Nasdaq Capital Market (“Nasdaq”) and Parent Warrants are quoted on the Over-the-Counter Bulletin Board (“OTCBB”). There is no action or proceeding pending or, to Parent's knowledge, threatened against Parent by Nasdaq or the Financial Industry Regulatory Authority (“FINRA”) with respect to any intention by such entities to prohibit or terminate the listing or quotation of Parent Common Stock or Parent Warrants on the Nasdaq or OTCBB, as the case may be.

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3.24.      Board Approval. The Board of Directors of Parent (including any required committee or subgroup of the Board of Directors of Parent) has, as of the date of this Agreement, unanimously (i) declared the advisability of the Merger and approved this Agreement and the transactions contemplated hereby, (ii) determined that the Merger is in the best interests of the stockholders of Parent, and (iii) determined that the fair market value of the Company is equal to at least 80% of the balance in the Trust Fund (as defined in Section 3.25).

3.25.      Trust Fund. As of the date hereof and at the Closing Date, Parent has and will have no less than $61,600,000 invested in United States Government securities in a trust account administered by Continental (the “Trust Fund”); provided that a portion of the Trust Fund shall be utilized in accordance with Section 5.22.

3.26.      Governmental Filings. Except as set forth in Schedule 3.26, Parent has been granted and holds, and has made, all Governmental Actions/Filings necessary to the conduct by Parent of its business (as presently conducted) or used or held for use by Parent, and true, complete and correct copies of which have heretofore been delivered to the Company. Each such Governmental Action/Filing is in full force and effect and, except as disclosed in Schedule 3.26, will not expire prior to December 31, 2013, and Parent is in compliance with all of its obligations with respect thereto. No event has occurred and is continuing which requires or permits, or after notice or lapse of time or both would require or permit, and consummation of the transactions contemplated by this Agreement or any ancillary documents will not require or permit (with or without notice or lapse of time, or both), any modification or termination of any such Governmental Actions/Filings except such events which, either individually or in the aggregate, would not have a Material Adverse Effect upon Parent.

3.27.      Parent Warrant Agreements. Certain of Parent’s founding shareholders have executed letter agreements in the form of Exhibit D hereto, copies of which have been furnished to the Company and the Stockholder, pursuant to which such shareholders have agreed (i) to vote in favor of or consent to the amendments to the Parent Warrants described in Section 5.1(a) and (ii) to exchange their Parent Warrants in connection with the Warrant Exchange Offer.

3.28.      Opinion of Financial Advisor. The Board of Directors of Parent has received the opinion of Cassel Salpeter & Co., LLC to the effect that, as of the date thereof and subject to the assumptions, limitations, qualifications and other matters considered in the preparation thereof, the aggregate Merger Consideration to be paid by Parent in the Merger pursuant to this Agreement is fair, from a financial point of view, to Parent. Parent shall, promptly following the execution of this Agreement by all parties, furnish an accurate and complete copy of such opinion to the Company solely for informational purposes.

3.29.      Survival of Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in this Agreement shall survive until the Closing.

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ARTICLE IV.
CONDUCT PRIOR TO THE EFFECTIVE TIME

4.1.       Conduct of Business by the Company and Parent. Except as set forth in Schedule 4.1 hereto, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, each of the Company, its Subsidiaries, and Parent and Merger Sub shall, except to the extent that the other party shall otherwise consent in writing, carry on its business in the usual, regular and ordinary course consistent with past practices, in substantially the same manner as heretofore conducted and in compliance with all applicable laws and regulations (except where noncompliance would not have a Material Adverse Effect), pay its debts and taxes when due subject to good faith disputes over such debts or taxes, pay or perform other material obligations when due, and use its commercially reasonable efforts consistent with past practices and policies to (i) preserve substantially intact its present business organization, (ii) keep available the services of its present officers and employees and (iii) preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others with which it has significant business dealings. In addition, except as required or permitted by the terms of this Agreement or set forth in Schedule 4.1 hereto, without the prior written consent of the other party, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, each of the Company, its Subsidiaries and Parent and Merger Sub shall not do any of the following:

(a)         Waive any stock repurchase rights, accelerate, amend or (except as specifically provided for herein) change the period of exercisability of options or restricted stock, or reprice options granted under any employee, consultant, director or other stock plans or authorize cash payments in exchange for any options granted under any of such plans;

(b)         Grant any severance or termination pay to any officer or employee outside the ordinary course of business except pursuant to applicable law, written agreements outstanding, or policies existing on the date hereof and as previously or concurrently disclosed in writing or made available to the other party, or adopt any new severance plan, or amend or modify or alter in any manner any severance plan, agreement or arrangement existing on the date hereof;

(c)         Transfer or license to any person or otherwise extend, amend or modify any material rights to any Intellectual Property of the Company, its Subsidiaries or Parent, as applicable, or enter into grants to transfer or license to any person future patent rights, other than in the ordinary course of business consistent with past practices provided that in no event shall the Company, its Subsidiaries or Parent license on an exclusive basis or sell any Intellectual Property of the Company, its Subsidiaries or Parent as applicable;

(d)         Except with respect to the Warrant Exchange Offer, declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock; provided that, prior to the Closing, the Company may declare and pay a cash dividend in an amount not to exceed $15,000,000 to the holders of shares of Company Common Stock (the “Company Dividend”);

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(e)         Except as provided in Section 5.23, purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock of the Company, its Subsidiaries or Parent, as applicable;

(f)          Except with respect to the Warrant Exchange Offer, issue, deliver, sell, authorize, pledge or otherwise encumber, or agree to any of the foregoing with respect to, any shares of capital stock or any securities convertible into or exchangeable for shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of capital stock or any securities convertible into or exchangeable for shares of capital stock, or enter into other agreements or commitments of any character obligating it to issue any such shares or convertible or exchangeable securities;

(g)         Amend its Charter Documents except that Merger Sub may amend its Charter Documents to change its name to “SAExploration Sub, Inc.;”

(h)         Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the business of Parent, the Company or its Subsidiaries as applicable, or enter into any joint ventures, strategic partnerships or alliances or other arrangements that provide for exclusivity of territory or otherwise restrict such party’s ability to compete or to offer or sell any products or services. For purposes of this paragraph, “material” includes the requirement that, as a result of such transaction, financial statements of the acquired, merged or consolidated entity be included in the Proxy Statement/Information Statement (as defined in Section 5.1);

(i)          Sell, lease, license, encumber or otherwise dispose of any properties or assets, except (A) sales of inventory and property, plant and equipment in the ordinary course of business consistent with past practice, and (B) the sale, lease or disposition (other than through licensing) of property or assets that are not material, individually or in the aggregate, to the business of such party;

(j)          Except with respect to Parent as permitted pursuant to Section 5.21 and with respect to the Company pursuant to Section 5.24, incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person or Persons, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Parent, the Company or any of its Subsidiaries, as applicable, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing;

(k)         Other than the new employment agreements in form and substance mutually satisfactory to Parent and the Company to be executed prior to the Closing between Parent and/or the Company’s Subsidiaries and those individuals listed in Schedule 6.3(f), adopt or amend any employee benefit plan, policy or arrangement, any employee stock purchase or employee stock option plan, or enter into any employment contract or collective bargaining agreement (other than offer letters and letter agreements entered into in the ordinary course of business consistent with past practice with employees who are terminable “at will”), pay any special bonus or special remuneration to any director or employee, or increase the salaries or wage rates or fringe benefits (including rights to severance or indemnification) of its directors, officers, employees or consultants, except in the ordinary course of business consistent with past practices;

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(l)           Pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), or litigation (whether or not commenced prior to the date of this Agreement) other than the payment, discharge, settlement or satisfaction of claims, obligations or litigations in the ordinary course of business consistent with past practices or in accordance with their terms, or liabilities recognized or disclosed in the Unaudited Financial Statements or in the most recent financial statements included in the Parent SEC Reports filed prior to the date of this Agreement, as applicable, or incurred since the date of such financial statements;

(m)         Waive the benefits of, agree to modify in any manner, terminate, release any person from or knowingly fail to enforce any confidentiality or similar agreement to which the Company is a party or of which the Company is a beneficiary or to which Parent is a party or of which Parent is a beneficiary, as applicable;

(n)          Except in the ordinary course of business consistent with past practices, modify, amend or terminate any Material Company Contract or Parent Contract, as applicable, or waive, delay the exercise of, release or assign any material rights or claims thereunder;

(o)          Except as required by U.S. GAAP or as set forth in Schedule 4.1(o), revalue any of its assets or make any change in accounting methods, principles or practices;

(p)          Except in the ordinary course of business consistent with past practices, incur or enter into any agreement, contract or commitment (i) requiring such party to pay in excess of $5,000,000 in any 12 month period or (ii) with a customer for services in excess of $50,000,000 in any 12 month period;

(q)          Settle any litigation where the consideration given is other than monetary or to which an Insider is a party;

(r)          Make or rescind any Tax elections that, individually or in the aggregate, could be reasonably likely to adversely affect in any material respect the Tax liability or Tax attributes of such party, settle or compromise any material income tax liability or, except as required by applicable law, materially change any method of accounting for Tax purposes or prepare or file any Tax Return in a manner inconsistent with past practice;

(s)          Form, establish or acquire any subsidiary except as contemplated by this Agreement;

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(t)           Permit any Person to exercise any of its discretionary rights under any Plan to provide for the automatic acceleration of any outstanding options, the termination of any outstanding repurchase rights or the termination of any cancellation rights issued pursuant to such plans;

(u)          Make capital expenditures in excess of $50,000,000 in the aggregate;

(v)          Make or omit to take any action which would be reasonably anticipated to have a Material Adverse Effect;

(w)         Enter into any transaction with or distribute or advance any assets or property to any of its officers, directors, partners, stockholders or other Affiliates other than the payment of salary and benefits in the ordinary course of business consistent with prior practice or, in the case of Parent, advancement or reimbursement of expenses in connection with Parent’s search for a business combination; or

(x)          Agree in writing or otherwise agree, commit or resolve to take any of the actions described in Section 4.1(a) through (w) above.

ARTICLE V.

ADDITIONAL AGREEMENTS

5.1.        Proxy Statement/Information Statement; Special Meeting.

(a)          As soon as is reasonably practicable after receipt by Parent from the Company of all financial and other information relating to the Company as Parent may reasonably request for its preparation, Parent shall prepare with the assistance of the Company and file with the SEC under the Exchange Act, and with all other applicable regulatory bodies, materials in the form of a proxy statement/information statement to be used for the purpose of soliciting proxies from holders of Parent Common Stock for the matters to be acted upon at the Special Meeting (as defined below) and informing holders of Parent Warrants of the amendments to such Parent Warrants (the “Proxy Statement/Information Statement”). The Proxy Statement/Information Statement shall include (i) proxy materials for the purpose of soliciting proxies from holders of Parent Common Stock to vote, at a meeting of holders of Parent Common Stock to be called and held for such purpose (the “Special Meeting”), in favor of (A) the adoption of this Agreement and the approval of the Merger (“Parent Stockholder Approval”), (B) amending and restating Parent’s certificate of incorporation, effective upon the Closing, to be substantially in the form of Exhibit E hereto, providing for, among other things, (I) the change of the name of Parent to “SAExploration Holdings, Inc.;” (II) the existence of Parent to be perpetual; and (III) the removal of the preamble and sections A through I, inclusive, thereof and the redesignation of section J of Article Sixth as Article Sixth (the “Charter Amendment”); (C) the adoption of a stock option plan (the “Parent Plan”); and (D) an adjournment proposal, if necessary, to adjourn the Special Meeting if, based on the tabulated vote count, Parent is not authorized to proceed with the Merger, and (ii) informational materials for the purpose of informing holders of the Parent Warrants that a majority of such Parent Warrants have consented to amendments to the terms of such Parent Warrants to (x) increase the exercise price of such Parent Warrants to $12.00 per share and (y) increase the redemption price of such Parent Warrants to $15.00 per share. The Parent Plan shall provide that an aggregate of no more than 5.0% of the shares of Parent Common Stock to be outstanding immediately after the Effective Time shall be reserved for issuance pursuant to the Parent Plan. Parent, with the assistance of the Company, shall promptly respond to any SEC comments on the Proxy Statement/Information Statement and shall otherwise use reasonable best efforts to cause the Proxy Statement/Information Statement to be approved by the SEC for mailing to the holders of Parent Common Stock and Parent Warrants as promptly as practicable. Parent shall also take any and all actions required to satisfy the requirements of the Securities Act and the Exchange Act.

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(b)          As soon as practicable following approval by the SEC, Parent shall distribute the Proxy Statement/Information Statement to the holders of Parent Common Stock and Parent Warrants and, pursuant thereto, shall call the Special Meeting in accordance with the DGCL for a date no later than thirty (30) days following the approval of the Proxy Statement/Information Statement by the SEC and, subject to the other provisions of this Agreement, solicit proxies from the holders of Parent Common Stock to vote in favor of the adoption of this Agreement and the approval of the Merger and the other matters presented to the stockholders of Parent for approval or adoption at the Special Meeting, including, without limitation, the matters described in Section 5.1(a).

(c)          Parent shall comply with all applicable provisions of and rules under the Exchange Act and all applicable provisions of the DGCL in the preparation, filing and distribution of the Proxy Statement/Information Statement, the solicitation of proxies thereunder, and the calling and holding of the Special Meeting.

(d)          Parent, acting through its board of directors, shall include in the Proxy Statement/Information Statement the recommendation of its board of directors that the holders of Parent Common Stock vote in favor of the adoption of this Agreement and the approval of the Merger, and shall otherwise use reasonable best efforts to obtain the Parent Stockholder Approval.

5.2.        Registration Statement; Warrant Exchange Offer.

(a)          At a mutually agreeable time after the filing of the Proxy Statement/Information Statement with the SEC and prior to the holding of the Special Meeting, Parent shall prepare with the assistance of the Company and file with the SEC under the Securities Act and the Exchange Act, and with all other applicable regulatory bodies, a registration statement (the “Registration Statement”) on Form S-4 registering the Warrant Exchange Offer (as defined in Section 5.2(b)). The Company and Parent will cause the Registration Statement to comply as to form in all material respects with the applicable provisions of the Securities Act and the Exchange Act. Each of Parent and the Company shall use reasonable best efforts to cause the Registration Statement to become effective as promptly as practicable after the conclusion of the Special Meeting. As promptly as practicable after the Registration Statement becomes effective, Parent shall cause the prospectus included therein and the Offer Documents (as defined in Section 5.2(b)) to be mailed to the holders of the Parent Warrants.

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(b)          Each of the Company and Parent shall use its reasonable best efforts (i) to, as soon as permissible under Applicable Law after obtaining the Parent Stockholder Approval and after the declaration by the SEC that the Registration Statement has become effective, commence an exchange offer (the “Warrant Exchange Offer”) pursuant to the Registration Statement, whereby holders of Parent Warrants may elect to exchange their outstanding Parent Warrants for shares of Parent Common Stock such that each holder of Parent Warrants will receive one (1) share of Parent Common Stock for each ten (10) Parent Warrants held by such holder, and (ii) to consummate the Warrant Exchange Offer as soon as practicable after the Closing. In connection with the Warrant Exchange Offer, the Company and Parent shall cooperate with each other regarding, and prepare, offering documents which the Company and Parent will cause to comply as to form in all material respects with the applicable provisions of the Exchange Act, for the purpose of effecting and consummating the Warrant Exchange Offer (the “Offer Documents”). Such Offer Documents shall include, without limitation (i) an Offer to Exchange document describing the material terms of the Warrant Exchange Offer, (ii) a statement on SEC Schedule TO with respect to the Warrant Exchange Offer if required, (iii) a statement by the board of directors of Parent describing its recommendation that the holders of Parent Warrants exchange their Parent Warrants for shares of Parent Common Stock pursuant to the Warrant Exchange Offer, and (iv) all ancillary documents relating to the Warrant Exchange Offer, including exhibits, press releases, letters of transmittal and notices and announcements.

5.3.        Directors and Officers of Parent After Merger. The parties shall take all necessary action so that the persons listed in Schedule 5.3 are elected to the positions of officers and directors of Parent, as set forth therein, to serve in such positions effective immediately after the Closing. If any Person listed in Schedule 5.3 is unable to serve, the party appointing such Person shall designate a successor; provided that, if such designation is to be made after the Closing, any successor to a Person designated by Parent shall be made by the Person serving in the capacity of Chairman of Parent immediately prior to the Closing.

5.4.        HSR Act. If required pursuant to the HSR Act, as promptly as practicable after the date of this Agreement, Parent and the Company shall each prepare and file the notification required of it thereunder in connection with the transactions contemplated by this Agreement and shall promptly and in good faith respond to all information requested of it by the Federal Trade Commission and Department of Justice in connection with such notification and otherwise cooperate in good faith with each other and such Governmental Entities. Parent and the Company shall (a) promptly inform the other of any communication to or from the Federal Trade Commission, the Department of Justice or any other Governmental Entity regarding the transactions contemplated by this Agreement, (b) give the other prompt notice of the commencement of any action, suit, litigation, arbitration, proceeding or investigation by or before any Governmental Entity with respect to such transactions and (c) keep the other reasonably informed as to the status of any such action, suit, litigation, arbitration, proceeding or investigation. Filing fees with respect to the notifications required under the HSR Act shall be paid by the Company.

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5.5.        Other Actions.

(a)          As promptly as practicable after execution of this Agreement, Parent will prepare and file a Current Report on Form 8-K pursuant to the Exchange Act to report the execution of this Agreement (“Signing Form 8-K”). Promptly after the execution of this Agreement, Parent and the Company shall also issue a mutually agreeable press release announcing the execution of this Agreement (the “Signing Press Release”).

(b)          At least five (5) days prior to Closing, Parent shall prepare together with Company a draft Form 8-K announcing the Closing, together with, or incorporating by reference, the financial statements prepared by the Company and its accountant, and such other information that may be required to be disclosed with respect to the Merger in any report or form to be filed with the SEC (“Closing Form 8-K”). Prior to Closing, Parent and the Company shall prepare a mutually agreeable press release announcing the consummation of the Merger hereunder (“Closing Press Release”). Concurrently with the Closing, Parent shall distribute the Closing Press Release. Concurrently with the Closing, or as soon as practicable thereafter, Parent shall file the Closing Form 8-K with the SEC.

5.6.        Required Information.

(a)          In connection with the preparation of the Signing Form 8-K, the Signing Press Release, the Registration Statement, the Proxy Statement/Information Statement, the Offer Documents, the Closing Form 8-K and the Closing Press Release, or any other statement, filing, notice, release or application made by or on behalf of Parent and/or the Company to any Government Entity or other third party in connection with the Merger and the other transactions contemplated hereby (each, a “Reviewable Document”), and for such other reasonable purposes, the Company and Parent each shall, upon request by the other, promptly furnish the other with all information concerning themselves, their respective directors, officers, stockholders and Affiliates (including the directors of Parent and the Company to be elected effective as of the Closing pursuant to Section 5.3 hereof) and such other matters as may be reasonably necessary or advisable in connection with the Merger and the preparation of such document. Each party warrants and represents to the other party that all such information shall be true and correct in all material respects as of the date of filing, issuance or other submission or public disclosure of such document, as of the date of the Special Meeting and as of the Closing Date and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading (provided that each party shall not be responsible for the accuracy or completeness of any information relating to the other party or any other information furnished by the other party for inclusion in any such document).

(b)          At a reasonable time prior to the filing, issuance or other submission or public disclosure of a Reviewable Document by either Parent or the Company, the other party shall be given an opportunity to review and comment upon such Reviewable Document and give its consent to the form thereof, such consent not to be unreasonably withheld, provided that a party may file, issue or otherwise submit a Reviewable Document without the consent of the other party if it is advised by counsel that such Reviewable Document must be filed, issued or submitted in the form objected to by the other party so that the filing, issuing or submitting party is in compliance with Applicable Law.

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(c)          Any language included in a Reviewable Document that reflects the comments of the reviewing party, as well as any text as to which the reviewing party has not commented upon after being given a reasonable opportunity to comment, shall be deemed to have been approved by the reviewing party and may henceforth be used by the other party in other Reviewable Documents and in other documents distributed by the other party in connection with the transactions contemplated by this Agreement without further review or consent of the reviewing party.

(d)          Prior to the Effective Time and, in the case of the Registration Statement, prior to the closing of the Warrant Exchange Offer, (i) the Company and Parent shall notify each other as promptly as reasonably practicable upon becoming aware of any event or circumstance which should be described in an amendment of, or supplement to, a Reviewable Document that has been filed with the SEC, and (ii) the Company and Parent shall each notify the other as promptly as practicable after the receipt by it of any written or oral comments of the SEC on, or of any written or oral request by the SEC for amendments or supplements to, any such Reviewable Document, and shall promptly supply the other with copies of all correspondence between it or any of its representatives and the SEC with respect to any of the foregoing filings. All correspondence and communications to the SEC made by the Company or Parent with respect to the transactions contemplated by this Agreement or any agreement ancillary hereto shall be considered to be Reviewable Documents subject to the provisions of this Section 5.6.

5.7.         Confidentiality; Access to Information.

(a)          Confidentiality. Any confidentiality agreement previously executed by the parties shall be superseded in its entirety by the provisions of this Agreement. Each party agrees to maintain in confidence any non-public information received from the other party, and to use such non-public information only for purposes of consummating the transactions contemplated by this Agreement. Such confidentiality obligations will not apply to (i) information which was known to the one party or their respective agents prior to receipt from the other party; (ii) information which is or becomes generally known; (iii) information acquired by a party or their respective agents from a third party who was not bound to an obligation of confidentiality; (iv) disclosure required by law, regulation or stock exchange rule; or (v) disclosure consented to by the other party. In the event this Agreement is terminated as provided in Article VIII hereof, each party will destroy or return or cause to be destroyed or returned to the other all documents and other material obtained from the other in connection with the Merger contemplated hereby.

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(b)          Access to Information.

(i)          The Company will afford Parent and its financial advisors, accountants, counsel and other representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books, records and personnel of the Company during the period prior to the Closing to obtain all information concerning the business, including the status of business development efforts, properties, results of operations and personnel of the Company, as Parent may reasonably request.

(ii)         Parent will afford the Company and its financial advisors, underwriters, accountants, counsel and other representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books, records and personnel of Parent during the period prior to the Closing to obtain all information concerning the business, including properties, results of operations and personnel of Parent, as the Company may reasonably request.

5.8.        Commercially Reasonable Efforts. Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including using commercially reasonable efforts to accomplish the following: (i) the taking of all reasonable acts necessary to cause the conditions precedent set forth in Article VI to be satisfied, (ii) the obtaining of all necessary actions, waivers, consents, approvals, orders and authorizations from Governmental Entities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity, (iii) the obtaining of all consents, approvals or waivers from third parties required as a result of the transactions contemplated in this Agreement, including the consents referred to in Schedule 2.5 of the Company Schedule, (iv) providing suitably knowledgeable directors, officers, employees and other Persons to attend and, if requested by Parent, to participate in “road shows” that are to be presented to Parent’s security holders; (v) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (vi) the execution or delivery of any additional instruments reasonably necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. In connection with and without limiting the foregoing, Parent and its board of directors, the Company and its board of directors and the Stockholder and its members and Board of Managers, if any, shall, if any state takeover statute or similar statute or regulation is or becomes applicable to the Merger, this Agreement or any of the transactions contemplated by this Agreement, use its commercially reasonable efforts to enable the Merger and the other transactions contemplated by this Agreement to be consummated as promptly as practicable on the terms contemplated by this Agreement. Notwithstanding anything herein to the contrary, nothing in this Agreement shall be deemed to require Parent or the Company to agree to any divestiture by itself or any of its Affiliates of shares of capital stock or of any business, assets or property, or the imposition of any material limitation on the ability of any of them to conduct their business or to own or exercise control of such assets, properties and stock.

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5.9.           Registration Rights. The Parties hereto agree to enter into a registration rights agreement (the “Registration Rights Agreement”) in the form attached as Exhibit F at the Closing pursuant to which Parent will agree to register for resale under the Securities Act the shares of Parent Common Stock to be issued and issuable pursuant to this Agreement to the Stockholder and any other Person who would be deemed to be an “Affiliate” of Parent pursuant to Rule 144 promulgated under the Securities Act as a result of such issuance.

5.10.         Treatment as a Reorganization. Neither Parent nor the Company or the Stockholder shall take any action prior to or following the Merger that could reasonably be expected to cause the Merger to fail to qualify as a “reorganization” within the meaning of Section 368(a)(1)(A) of the Code and the regulations thereunder.

5.11.         No Parent Common Stock Transactions. Neither the Company nor the Stockholder or any of their respective Affiliates, directly or indirectly, shall engage in any transactions involving the securities of Parent prior to the time of the making of a public announcement of the transactions contemplated by this Agreement. The Company shall use commercially reasonable efforts to require each of its officers, directors, employees, agents, advisors, contractors, associates, clients, customers and representatives, to comply with the foregoing requirement.

5.12.         No Claim Against Trust Fund. Notwithstanding anything else in this Agreement, the Company and the Stockholder acknowledges that it has read Parent’s final prospectus dated June 21, 2011 and understands that Parent has established the Trust Fund for the benefit of Parent’s public stockholders and that Parent may disburse monies from the Trust Fund only (a) to Parent’s public stockholders in the event they elect to convert their shares into cash in accordance with Parent’s Charter Documents and/or the liquidation of Parent, (b) to Parent after, or concurrently with, the consummation of a business combination, and (c) to Parent in limited amounts for its working capital requirements and tax obligations. The Company and the Stockholder further acknowledge that, if the transactions contemplated by this Agreement, or, upon termination of this Agreement, another business combination, are not consummated by June 24, 2013, Parent will be obligated to return to its stockholders the amounts being held in the Trust Fund. Accordingly, the Company, for itself and its subsidiaries, affiliated entities, directors, officers, employees, stockholders, representatives, advisors and all other associates and Affiliates, and Stockholder, for itself, hereby waive all rights, title, interest or claim of any kind against Parent to collect from the Trust Fund any monies that may be owed to them by Parent for any reason whatsoever, including but not limited to a breach of this Agreement by Parent or any negotiations, agreements or understandings with Parent (whether in the past, present or future), and will not seek recourse against the Trust Fund at any time for any reason whatsoever. This paragraph will survive the termination of this Agreement for any reason.

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5.13.        Disclosure of Certain Matters. Each of Parent, the Company and the Stockholder will provide the others with prompt written notice of any event, development or condition that (a) would cause any party’s representations and warranties to become untrue or misleading or which may affect its ability to consummate the transactions contemplated by this Agreement, (b) had it existed or been known on the date hereof would have been required to be disclosed under this Agreement, (c) gives any party any reason to believe that any of the conditions set forth in Article VI will not be satisfied, (d) is of a nature that is or may be materially adverse to the operations, or financial condition of the Company, or (e) would require any amendment or supplement to the Proxy Statement/Information Statement. The parties shall have the obligation to supplement or amend the Company Schedules and Parent Schedules (the “Disclosure Schedules”) being delivered concurrently with the execution of this Agreement with respect to any matter hereafter arising or discovered which, if existing or known at the date of this Agreement, would have been required to be set forth or described in the Disclosure Schedules. The obligations of the parties to amend or supplement the Disclosure Schedules being delivered shall be fulfilled (a) promptly upon occurrence or discovery with respect to any material matter and (b) not later than ten (10) days prior to the Closing Date for all other matters or promptly upon occurrence or discovery for any other matter occurring or discovered less than ten (10) days prior to the Closing Date. Notwithstanding any such amendment or supplementation, for purposes of Sections 6.2(a), 6.3(a), 8.1(d) and 8.1(e), the representations and warranties of the parties shall be made with reference to the Disclosure Schedules as they exist at the time of execution of this Agreement, subject to such anticipated changes as are set forth in Schedule 4.1 or otherwise expressly contemplated by this Agreement or that are set forth in the Disclosure Schedules as they exist on the date of this Agreement.

5.14.        Securities Listing. Parent and the Company shall use commercially reasonable efforts to obtain the listing of the Parent Common Stock for trading on the New York Stock Exchange or Nasdaq or quotation on the OTCBB. If such listing is not obtained by the Closing, the parties shall continue to use their best efforts after the Closing to obtain such listing.

5.15.        Further Actions. All parties shall use their best efforts to take such actions as are necessary to fulfill their obligations under this Agreement.

5.16.        No Solicitation. Neither the Company nor the Stockholder will, and will cause their respective Affiliates, employees, agents and representatives not to, directly or indirectly, solicit or enter into discussions or transactions with, or encourage, or provide any information to, any corporation, partnership or other entity or group (other than Parent and its designees) concerning any merger, sale of ownership interests and/or assets of the Company, recapitalization or similar transaction.

5.17.        Liability Insurance.

(a)          All rights to indemnification for acts or omissions occurring through the Closing Date now existing in favor of the current directors and officers of Parent or Company as provided in the Charter Documents of Parent or Company, respectively, shall continue in full force and effect in accordance with their terms.

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(b)          For a period of six (6) years after the Closing Date, each of Parent and Surviving Corp shall cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by Parent and the Company, respectively (or policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous), with respect to claims arising from facts and events that occurred prior to the Closing Date.

(c)          If Parent and Surviving Corp or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent and Surviving Corp assume the obligations set forth in this Section 5.17.

(d)          The provisions of this Section 5.17 are intended to be for the benefit of, and shall be enforceable by, each Person who will have been a director or officer of Parent and the Company for all periods ending on or before the Closing Date and may not be changed without the consent of the Committee referred to in Section 1.12(a).

5.18.       Insider Loans; Equity Ownership in Subsidiaries. The Stockholder, at or prior to Closing, shall (i) repay to the Company any loan by the Company to such Stockholder and any other amount owed by the Stockholder to the Company; (ii) cause any guaranty or similar arrangement pursuant to which the Company has guaranteed the payment or performance of any obligations of such Stockholder to a third party to be terminated; and (iii) cease to own any direct equity interests in any Subsidiary of the Company or in any other Person that utilizes the name “SAExploration.” The Company shall use its reasonable best efforts to enable the Stockholder to accomplish the foregoing.

5.19.       Certain Financial Information. Within twenty (20) business days after the end of each month between the date hereof and the earlier of the Closing Date and the date on which this Agreement is terminated, the Company shall deliver to Parent unaudited consolidated financial statements of the Company and its Subsidiaries for such month, certified by the chief financial officer of the Company as being true and correct, including a balance sheet, statement of operations, and statements of stockholders’ equity and cash flow, prepared in accordance with U.S. GAAP applied on a consistent basis to prior periods (except as may be indicated in the notes thereto) and that fairly present in all material respects the financial position of the Company at the date thereof and the results of its operations for the period indicated, except that such statements need not contain notes or year end adjustments.

5.20.       Access to Financial Information. The Company will, and will cause its auditors to, (a) continue to provide Parent and its advisors full access to all of the Company’s financial information used in the preparation of its Audited Financial Statements and Unaudited Financial Statements and the financial information furnished pursuant to Section 5.19 hereof and (b) cooperate fully with any reviews performed by Parent or its advisors of any such financial statements or information.

5.21.       Parent Borrowings. Through the Closing, Parent shall be allowed to borrow funds from its directors, officers and/or stockholders to meet its reasonable capital requirements, with any such loans to be made only as reasonably required by the operation of Parent in due course on a non-interest bearing basis and repayable at Closing (or convertible into Parent Warrants in accordance with the terms of the promissory notes issued to evidence the borrowing). The proceeds of such loans shall not be used for the payment of salaries, bonuses or other compensation to any of Parent’s directors, officers or stockholders.

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5.22.        Trust Fund Disbursement. Parent shall cause the Trust Fund to be disbursed to Parent and as otherwise contemplated by this Agreement immediately upon the Closing. All liabilities and obligations of Parent due and owing or incurred at or prior to the Effective Time shall be paid as and when due, including all amounts payable (i) to stockholders who elect to have their shares converted to cash in accordance with the provisions of Parent’s Charter Documents, (ii) all amounts payable in connection with any of the arrangements or transactions contemplated by Section 5.23 (including all costs and expenses in connection therewith), (iii) for income tax or other tax obligations of Parent prior to Closing, (iv) as repayment of loans and reimbursement of expenses to directors, officers and founding stockholders of Parent, and (v) to third parties (e.g., professionals, printers, etc.) who have rendered services to Parent in connection with its operations and efforts to effect a business combination, including the Merger.

5.23.        Certain Actions with Respect to Parent Securities. It is agreed that, notwithstanding anything to the contrary contained in this Agreement, Parent and its Affiliates shall be permitted to use proceeds of the Trust Fund upon closing of the Merger as necessary to fund agreements and arrangements relating to the repurchase or redemption of Parent Common Stock for the purposes of enhancing the likelihood of and securing approval of the transactions contemplated hereby by the holders of Parent Common Stock.

5.24.        Company Loan from Stockholders. The Company may borrow from its stockholders an amount not to exceed the amount of the Company Dividend pursuant to notes in a form reasonably acceptable to Parent that are payable at a time after the Closing.

5.25.        Stock Option Plan. Immediately prior to Closing, Parent will create the Parent Plan for the benefit of employees of Surviving Corp and its Subsidiaries, and shall allocate to the Parent Plan for issuance thereunder the number of shares equal to five percent (5.0%) of the Parent Common Stock outstanding immediately after the Closing.

5.26.        Reissuance of Seller Note. During the term of the Seller Note, upon request by Representative and submission of the currently outstanding Seller Note, Parent shall reissue the amount of the Seller Note into separate notes in the amount(s) and to such Person(s) as designated by the Representative.

ARTICLE VI.
CONDITIONS TO THE TRANSACTION

6.1.         Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:

(a)          Parent Stockholder Approval. The Parent Stockholder Approval and the Charter Amendment each shall have been duly approved and adopted by the stockholders of Parent by the requisite vote under the laws of the State of Delaware and the Parent Charter Documents.

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(b)          Parent Common Stock. Holders of 496,032 or more of the shares of Parent Common Stock issued in Parent’s initial public offering of securities and outstanding immediately before the Closing shall not have exercised their rights to convert their shares into a pro rata share of the Trust Fund in accordance with Parent’s Charter Documents.

(c)          HSR Act; No Order. All specified waiting periods under the HSR Act shall have expired and no Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger, substantially on the terms contemplated by this Agreement.

(d)          Stock Quotation or Listing. The Parent Common Stock at the Closing will be quoted on the OTCBB or listed for trading on the New York Stock Exchange or Nasdaq, if the application for any such listing is approved, and there will be no action or proceeding pending or threatened against Parent by FINRA to prohibit or terminate the quotation of Parent Common Stock on the OTCBB or the trading thereof on the New York Stock Exchange or Nasdaq.

(e)          Company Credit Agreement Amendment. The Company shall have entered into a further amendment to the Company Credit Agreement in form and substance reasonably satisfactory to the Company and Parent.

6.2.         Additional Conditions to Obligations of the Company. The obligations of the Company and the Stockholder to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

(a)          Representations and Warranties. Each representation and warranty of Parent and Merger Sub contained in this Agreement that is (i) qualified as to materiality shall have been true and correct (A) as of the date of this Agreement and (B) subject to the provisions of the last sentence of Section 5.13, on and as of the Closing Date with the same force and effect as if made on the Closing Date, and (ii) not qualified as to materiality shall have been true and correct (C) as of the date of this Agreement and (D) subject to the provisions of the last sentence of Section 5.13, in all material respects on and as of the Closing Date with the same force and effect as if made on the Closing Date. The Company shall have received a certificate with respect to the foregoing signed on behalf of Parent and Merger Sub by an authorized officer of Parent and Merger Sub (“Parent Closing Certificate”).

(b)          Agreements and Covenants. Parent and Merger Sub shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date, except to the extent that any failure to perform or comply (other than a willful failure to perform or comply or failure to perform or comply with an agreement or covenant reasonably within the control of Parent) does not, or will not, constitute a Material Adverse Effect with respect to Parent, and the Parent Closing Certificate shall include a provision to such effect.

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(c)          No Litigation. No action, suit or proceeding shall be pending or threatened before any Governmental Entity which is reasonably likely to (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation or (iii) affect materially and adversely or otherwise encumber the title of the shares of Parent Common Stock to be issued or other Merger Consideration to be paid by Parent in connection with the Merger and no order, judgment, decree, stipulation or injunction to any such effect shall be in effect.

(d)          Consents. Parent and Merger Sub shall have obtained all consents, waivers and approvals required to be obtained by Parent in connection with the consummation of the transactions contemplated hereby, other than consents, waivers and approvals the absence of which, either alone or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on Parent and the Parent Closing Certificate shall include a provision to such effect.

(e)          Material Adverse Effect. No Material Adverse Effect with respect to Parent shall have occurred since the date of this Agreement.

(f)          SEC Compliance. Immediately prior to Closing, Parent shall be in compliance with the reporting requirements under the Exchange Act.

(g)          Other Deliveries. At or prior to Closing, Parent shall have delivered to the Company (i) copies of resolutions and actions taken by the respective board of directors and stockholders of Parent and Merger Sub in connection with the approval of this Agreement and the transactions contemplated hereunder, and (ii) such other documents or certificates as shall reasonably be required by the Company and its counsel in order to consummate the transactions contemplated hereunder.

(h)          Resignations. The persons listed in Schedule 6.2(h) shall have resigned from all of their positions and offices with Parent.

(i)          Trust Fund. Parent shall have made appropriate arrangements to have the Trust Fund, which shall contain no less than the amount referred to in Section 3.25, dispersed to Parent immediately upon the Closing.

(j)          Opinion of Counsel. The Company shall have received from Graubard Miller, counsel to Parent and Merger Sub, an opinion of counsel in substantially the form of Exhibit G annexed hereto.

(k)          Founding Shareholder Letters. Parent’s founding shareholders shall have executed letter agreements in the form of Exhibit H annexed hereto pursuant to which such shareholders agree to grant to the Representative, acting as representative of the former holders of Company Common Stock, at the Closing a proxy with respect to an aggregate of at least 1,900,000 shares of Parent Common Stock under certain circumstances.

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6.3.          Additional Conditions to the Obligations of Parent. The obligations of Parent to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Parent:

(a)          Representations and Warranties. Each representation and warranty of the Company contained in this Agreement that is (i) qualified as to materiality shall have been true and correct (A) as of the date of this Agreement and (B) subject to the provisions of the last sentence of Section 5.13, on and as of the Closing Date with the same force and effect as if made on the Closing Date, and (ii) not qualified as to materiality shall have been true and correct (C) as of the date of this Agreement and (D) subject to the provisions of the last sentence of Section 5.13, in all material respects on and as of the Closing Date with the same force and effect as if made on the Closing Date. Parent shall have received a certificate with respect to the foregoing signed on behalf of the Company by an authorized officer of the Company (“Company Closing Certificate”).

(b)          Agreements and Covenants. The Company and the Stockholder shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by them at or prior to the Closing Date except to the extent that any failure to perform or comply (other than a willful failure to perform or comply or failure to perform or comply with an agreement or covenant reasonably within the control of the Company or the Stockholder) does not, or will not, constitute a Material Adverse Effect on the Company, and the Company Closing Certificate shall include a provision to such effect with respect to the Company.

(c)          No Litigation. No action, suit or proceeding shall be pending or threatened before any Governmental Entity which is reasonably likely to (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation or (iii) affect materially and adversely the right of Parent to own, operate or control any of the assets and operations of Surviving Corp following the Merger and no order, judgment, decree, stipulation or injunction to any such effect shall be in effect.

(d)          Consents. The Company shall have obtained all consents, waivers, permits and approvals required to be obtained by the Company in connection with the consummation of the transactions contemplated hereby, other than consents, waivers and approvals the absence of which, either alone or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on the Company and the Company Closing Certificate shall include a provision to such effect.

(e)          Material Adverse Effect. No Material Adverse Effect with respect to the Company shall have occurred since the date of this Agreement.

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(f)          Employment Agreements. Employment Agreements between Parent and, separately, each of the Persons listed in Schedule 6.3(f), in form and substance mutually satisfactory to Parent and the Company, shall be in full force and effect.

(g)          Opinion of Counsel. Parent shall have received from (i) Strasburger & Price, LLP, counsel to the Company, an opinion of counsel in substantially the form of Exhibit I annexed hereto and (ii) from counsel to the Stockholder reasonably satisfactory to Parent, an opinion of counsel substantially similar to the opinion of counsel to the Company, in form and substance reasonably satisfactory to Parent.

(h)          Other Deliveries. At or prior to Closing, the Company shall have delivered to Parent: (i) copies of resolutions and actions taken by the Company’s board of directors and stockholders in connection with the approval of this Agreement and the transactions contemplated hereunder, and (ii) such other documents or certificates as shall reasonably be required by Parent and its counsel in order to consummate the transactions contemplated hereunder.

(i)          Derivative Securities. Except as provided in Schedule 6.3(i), there shall be outstanding no options, warrants or other derivative securities entitling the holders thereof to acquire shares of Company Common Stock or other securities of the Company.

(j)          Insider Loans; Equity Ownership in Subsidiaries. (i) All outstanding indebtedness owed by Insiders to the Company shall have been repaid in full, including the indebtedness and other obligations described on Schedule 2.22; (ii) all outstanding guaranties and similar arrangements pursuant to which the Company has guaranteed the payment or performance of any obligations of any Insider to a third party shall have been terminated; and (iii) no Insider shall own any direct equity interests in any Subsidiary of the Company or in any other Person that utilizes in its name “SAExploration.”

(k)          Appraisal Rights. Holders of no more than 10% of the shares of any class of securities of the Company outstanding immediately before the Effective Time shall have taken action to exercise their appraisal rights pursuant to the DGCL.

ARTICLE VII.
INDEMNIFICATION

7.1.         Indemnification of Parent.

(a)          Subject to the terms and conditions of this Article VII (including without limitation the limitations set forth in Section 7.4), Parent, Surviving Corp and their respective representatives, successors and permitted assigns (the “Parent Indemnitees”) shall be indemnified, defended and held harmless by those Persons who receive shares of Parent Company Stock from Parent upon consummation of the Merger, but only to the extent of the Escrow Shares, from and against all Losses asserted against, resulting to, imposed upon, or incurred by any Parent Indemnitee by reason of, arising out of or resulting from:

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(i)          the inaccuracy or breach of any representation or warranty of the Company contained in or made pursuant to this Agreement, any Schedule or any certificate delivered by the Company to Parent pursuant to this Agreement with respect hereto or thereto in connection with the Closing;

(ii)         the non-fulfillment or breach of any covenant or agreement of the Company contained in this Agreement; and

(iii)        such other matters as to which the parties shall agree in good faith, prior to the Closing, that the Parent Indemnitees are entitled to indemnification pursuant to this Article VII (“Other Indemnifiable Matters”).

(b)          As used in this Article VII, the term “Losses” shall include on a dollar for dollar basis all losses, liabilities, damages, judgments, awards, orders, penalties, settlements, costs and expenses (including, without limitation, interest, penalties, court costs and reasonable legal fees and expenses) including those arising from any demands, claims, suits, actions, costs of investigation, notices of violation or noncompliance, causes of action, proceedings and assessments whether or not made by third parties or whether or not ultimately determined to be valid; provided that, with respect to Other Indemnifiable Matters, “Losses” shall not include court costs and reasonable legal fees and expenses. Solely for the purpose of determining the amount of any Losses (and not for determining any breach) for which a Parent Indemnitee may be entitled to indemnification pursuant to Article VII, any representation or warranty contained in this Agreement that is qualified by a term or terms such as “material,” “materially,” or “Material Adverse Effect” shall be deemed made or given without such qualification and without giving effect to such words.

7.2.         Indemnification of Third Party Claims. The indemnification obligations and liabilities under this Article VII with respect to actions, proceedings, lawsuits, investigations, demands or other claims brought against Parent or Surviving Corp by a Person other than the Company (a “Third Party Claim”) shall be subject to the following terms and conditions:

(a)          Notice of Claim. Parent, acting through the Committee, will give the Representative prompt written notice after receiving written notice of any Third Party Claim or discovering the liability, obligation or facts giving rise to such Third Party Claim (a “Notice of Claim”), which Notice of Third Party Claim shall set forth (i) a brief description of the nature of the Third Party Claim, (ii) the total amount of the actual out-of-pocket Loss or the anticipated potential Loss (including any costs or expenses which have been or may be reasonably incurred in connection therewith), and (iii) whether such Loss may be covered (in whole or in part) under any insurance and the estimated amount of such Loss which may be covered under such insurance, and the Representative shall be entitled to participate in the defense of Third Party Claim at its expense.

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(b)          Defense. The Representative shall have the right, at its option (subject to the limitations set forth in subsection 7.2(c) below) and at its own expense, by written notice to Parent, to assume the entire control of, subject to the right of Parent to participate (at its expense and with counsel of its choice) in, the defense, compromise or settlement of the Third Party Claim as to which such Notice of Claim has been given, and shall be entitled to appoint a recognized and reputable counsel reasonably acceptable to Parent to be the lead counsel in connection with such defense. If the Representative is permitted and elects to assume the defense of a Third Party Claim:

(i)          the Representative shall diligently and in good faith defend such Third Party Claim and shall keep Parent reasonably informed of the status of such defense; provided, however, that in the case of any settlement providing for remedies which are not merely incidental to a primary damage claim or claims for monetary damages, Parent shall have the right to approve any settlement, which approval will not be unreasonably withheld, delayed or conditioned; and

(ii)         Parent shall cooperate fully in all respects with the Representative in any such defense, compromise or settlement thereof, including, without limitation, the selection of counsel, and Parent shall make available to the Representative all pertinent information and documents under its control.

(c)          Limitations of Right to Assume Defense. The Representative shall not be entitled to assume control of such defense and shall pay the fees and expenses of counsel retained by Parent if (i) the Third Party Claim relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation; (ii) the Third Party Claim seeks an injunction or equitable relief against Parent which is not merely incidental to a primary damage claim or claims for monetary damages; or (iii) there is a reasonable probability that a Third Party Claim may materially and adversely affect Parent other than as a result of money damages or other money payments.

(d)          Other Limitations. Failure to give prompt Notice of Claim or to provide copies of relevant available documents or to furnish relevant available data shall not constitute a defense (in whole or in part) to any Third Party Claim by Parent against the Representative and shall not affect the Representative’s duty or obligations under this Article VII, except to the extent (and only to the extent that) such failure shall have adversely affected the ability of the Representative to defend against or reduce its liability or caused or increased such liability or otherwise caused the damages for which the Representative is obligated to be greater than such damages would have been had Parent given the Representative prompt notice hereunder. So long as the Representative is defending any such action actively and in good faith, Parent Indemnitees shall not settle such action. Parent and Surviving Corp shall make available to the Representative all relevant records and other relevant materials required by them and in the possession or under the control of Parent or Surviving Corp, for the use of the Representative and its representatives in defending any such action, and shall in other respects give reasonable cooperation in such defense.

(e)          Failure to Defend. If the Representative, promptly after receiving a Notice of Claim, fails to defend such Third Party Claim actively and in good faith, Parent or Surviving Corp, at the reasonable cost and expense of the Representative, will (upon further written notice) have the right to undertake the defense, compromise or settlement of such Third Party Claim as it may determine in its reasonable discretion, provided that the Representative shall have the right to approve any settlement, which approval will not be unreasonably withheld, delayed or conditioned.

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(f)          Parent’s Rights. Anything in this Section 7.2 to the contrary notwithstanding, the Representative shall not, without the written consent of Parent, settle or compromise any action or consent to the entry of any judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to Parent of a full and unconditional release from all liability and obligation in respect of such action without any payment by Parent.

(g)          Representative Consent. Unless the Representative has consented to a settlement of a Third Party Claim, the amount of the settlement shall not be a binding determination of the amount of the Loss and such amount shall be determined in accordance with the provisions of the Escrow Agreement.

7.3.         Insurance Effect. To the extent that any Losses that are subject to indemnification pursuant to this Article VII are covered by insurance paid for by the Company prior to or after the Closing, Parent shall use commercially reasonable efforts to obtain the maximum recovery under such insurance; provided that Parent shall nevertheless be entitled to bring a claim for indemnification under this Article VII in respect of such Losses and the time limitations set forth in Section 7.4 hereof for bringing a claim of indemnification under this Agreement shall be tolled during the pendency of such insurance claim. The existence of a claim by Parent for monies from an insurer or against a third party in respect of any Loss shall not, however, delay any payment pursuant to the indemnification provisions contained herein and otherwise determined to be due and owing by the Representative. If Parent has received the payment required by this Agreement from the Representative in respect of any Loss and later receives proceeds from insurance or other amounts in respect of such Loss, then it shall hold such proceeds or other amounts in trust for the benefit of the Representative and shall pay to the Representative, as promptly as practicable after receipt, a sum equal to the amount of such proceeds or other amount received, up to the aggregate amount of any payments received from the Representative pursuant to this Agreement in respect of such Loss. Notwithstanding any other provisions of this Agreement, it is the intention of the parties that no insurer or any other third party shall be (i) entitled to a benefit it would not be entitled to receive in the absence of the foregoing indemnification provisions, or (ii) relieved of the responsibility to pay any claims for which it is obligated.

7.4.         Limitations on Indemnification.

(a)          Survival: Time Limitation. The representations, warranties, covenants and agreements in this Agreement or in any writing delivered by the Company to Parent in connection with this Agreement (including the certificate required to be delivered by the Company pursuant to Section 6.3(a)) shall survive the Closing for the period that ends on the Basic Indemnity Escrow Termination Date (the “Basic Survival Period”) except that the right of Parent to bring (i) Tax Indemnification Claims and Environmental Indemnity Claims shall survive the Closing for the period that ends on the T/E Escrow Termination Date (the “T/E Survival Period”) and (ii) claims for the breach of the representations and warranties in Sections 1.13(c)(vii) and 2.3 and claims relating to Other Indemnifiable Matters shall survive without limitation as to time (“Section 7.4(a)(ii) Claims”).

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(b)          Any indemnification claim, other than a Section 7.4(a)(ii) Claim, made by the Committee prior to the termination of the Basic Survival Period or the T/E Survival Period (each a “Survival Period”), as the case may be, shall be preserved despite the subsequent termination of such Survival Period and any claim set forth in a Notice of Claim sent prior to the expiration of such Survival Period shall survive until final resolution thereof. Except as set forth in the immediately preceding sentence, no claim for indemnification under this Article VII shall be brought after the end of the Basic Survival Period or the T/E Survival Period, as the case may be; provided that Section 7.4(a)(ii) Claims may be brought at any time.

(c)          Deductible. No amount shall be payable under Article VII unless and until the aggregate amount of all indemnifiable Losses otherwise payable exceeds $500,000 (the “Deductible”), in which event the amount payable shall be the full amount (and not just the amount in excess of the amount of the Deductible), and, subject to the limitations set forth in Section 7.4(d), all future amounts that become payable under Section 7.1 from time to time thereafter. Notwithstanding the foregoing, the Deductible shall not apply to Losses that arise out of (i) a breach of the representations and warranties in Sections 1.13(c)(vii) and 2.3, (ii) an T/E Indemnification Claim all of which shall be indemnifiable as to all Losses that so arise from the first dollar thereof, or (iii) claims relating to Other Indemnifiable Matters.

(d)          Aggregate Amount Limitations. The aggregate liability for Losses pursuant to Section 7.1 shall not in any event exceed the Escrow Shares in the case of Basic Indemnity Claims or the T/E Indemnity Shares in the case of Tax Indemnity Claims or Environmental Indemnity Claims and Parent shall have no claim against the Company’s stockholders other than for any of such Escrow Shares (and any proceeds of the shares or distributions with respect to the Escrow Shares). The aggregate liability for Losses arising out of claims relating to Other Indemnifiable Matters shall not in any event exceed $1,000,000.

(e)          Knowledge. Parent Indemnitees may not seek indemnification under this Article VII for any Losses based upon or arising out of any inaccuracy in or breach of any of the representations or warranties of the Company contained in this Agreement if Parent Indemnitees had knowledge of such inaccuracy or breach prior to the Closing.

7.5.         Exclusive Remedy. Parent, on behalf of itself and the other Parent Indemnitees, hereby acknowledges and agrees that, from and after the Closing, the sole remedy of the Parent Indemnitees with respect to any and all claims for money damages arising out of or relating to this Agreement shall be pursuant and subject to the requirements of the indemnification provisions set forth in this Article VII. Notwithstanding any of the foregoing, nothing contained in this Article VII shall in any way impair, modify or otherwise limit a Parent Indemnitee’s right to bring any claim, demand or suit against the other party based upon such other party’s actual fraud or intentional or willful misrepresentation or omission, it being understood that a mere breach of a representation and warranty, without intentional or willful misrepresentation or omission, does not constitute fraud.

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7.6.          Adjustment to Merger Consideration. Amounts paid for indemnification under Article VII shall be deemed to be an adjustment to the value of the shares of Parent Common Stock issued by Parent as a result of the Merger, except as otherwise required by Law.

7.7.          Representative Capacities; Application of Escrow Shares. The parties acknowledge that the Representative’s obligations under this Article VII are solely as a representative of the Company’s stockholders in the manner set forth in the Escrow Agreement with respect to the obligations to indemnify Parent under this Article VII and that the Representative shall have no personal responsibility for any expenses incurred by him in such capacity and that all payments to Parent as a result of such indemnification obligations shall be made solely from, and to the extent of, the Escrow Shares. Out-of-pocket expenses of the Representative for attorneys’ fees and other costs shall be borne in the first instance by Parent, which may make a claim for reimbursement thereof against the Escrow Shares upon the claim with respect to which such expenses are incurred becoming an Established Claim (as defined in the Escrow Agreement). The parties further acknowledge that all actions to be taken by Parent pursuant to this Article VII shall be taken on its behalf by the Committee in accordance with the provisions of the Escrow Agreement. The Escrow Agent, pursuant to the Escrow Agreement after the Closing, may apply all or a portion of the Escrow Shares to satisfy any claim for indemnification pursuant to this Article VII. The value of the Escrow Shares shall be determined in accordance with the Escrow Agreement. The Escrow Agent will hold the remaining portion of the Escrow Shares until final resolution of all claims for indemnification or disputes relating thereto.

7.8.          Tax Benefits. The amount of any Losses for which indemnification is provided shall be reduced by any net Tax benefit to such indemnified party and its Affiliates, to the extent realized by such party as a result of such Losses, including the present value (determined by discounting at 8%) of the benefit arising from an increase in the Tax basis of assets, net of any Tax costs incurred by the indemnified party as a result of the receipt of the indemnification payments hereunder. In calculating the amount of net Tax benefit, the indemnified party and its Affiliates shall be presumed to pay Taxes at a forty percent (40%) Tax rate. The indemnified party shall provide the indemnifying party with such documentation as may be reasonably requested in order to ascertain or confirm the amount of any net Tax benefit or net Tax cost referred to herein.

7.9.          Mitigation. A Parent Indemnitee shall use commercially reasonably efforts to mitigate Losses suffered, incurred or sustained by it arising out of any matter for which it is entitled to indemnification hereunder; provided that no Parent Indemnitee shall be required to (i) take any action or refrain from taking any action that is contrary to any applicable Contract, order or law binding on it or any Affiliate thereof or (ii) incur any out-of-pocket expense in connection with such mitigation (other than de minimus incidental expenses).

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ARTICLE VIII.
TERMINATION

8.1.         Termination. This Agreement may be terminated at any time prior to the Closing:

(a)          by mutual written agreement of Parent and the Company at any time;

(b)          by either Parent or the Company if the Merger shall not have been consummated by June 30, 2013 for any reason; provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

(c)          by either Parent or the Company if a Governmental Entity shall have issued an order, decree, judgment or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which order, decree, ruling or other action is final and nonappealable;

(d)          by the Company, upon a material breach of any representation, warranty, covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement, or if any representation or warranty of Parent or Merger Sub shall have become untrue, in either case such that the conditions set forth in Article VI would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such breach by Parent is curable by Parent prior to the Closing Date, then the Company may not terminate this Agreement under this Section 8.1(d) for thirty (30) days after delivery of written notice from the Company to Parent of such breach, provided Parent continues to exercise commercially reasonable efforts to cure such breach (it being understood that the Company may not terminate this Agreement pursuant to this Section 8.1(d) if it shall have materially breached this Agreement or if such breach by Parent is cured during such thirty (30)-day period);

(e)          by Parent, upon a material breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Article VI would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such breach is curable by the Company prior to the Closing Date, then Parent may not terminate this Agreement under this Section 8.1(e) for thirty (30) days after delivery of written notice from Parent to the Company of such breach, provided the Company continues to exercise commercially reasonable efforts to cure such breach (it being understood that Parent may not terminate this Agreement pursuant to this Section 8.1(e) if it shall have materially breached this Agreement or if such breach by the Company is cured during such thirty (30)-day period);

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(f)          by the Company, if immediately prior to the Merger, Parent does not have cash on hand of $30,000,000 after payment of amounts that Parent may pay in accordance with Section 5.22 and after payment of transaction costs incurred by the Company not to exceed $2,000,000 in the aggregate, but not to include any expenses related to the Company Credit Agreement other than expenses necessarily and reasonably incurred after the date of this Agreement in connection with obtaining the consent to this Agreement and the Merger required under the Company Credit Agreement from the parties to the Company Credit Agreement other than the Company and its Subsidiaries; or

(g)          by Parent, if a Material Adverse Effect with respect to the Company shall have occurred since the date of this Agreement; or

(h)          by the Company, if a Material Adverse Effect with respect to Parent shall have occurred since the date of this Agreement; or

(i)          by either Parent or the Company, if, at the Special Meeting (including any adjournments thereof), this Agreement and the transactions contemplated thereby shall fail to be approved and adopted by the affirmative vote of the holders of Parent Common Stock required under Parent’s Charter Documents, or the holders of less than 496,032 of the shares of Parent Common Stock issued in Parent’s initial public offering and outstanding as of the date of the record date of the Special Meeting shall not exercise their rights to convert the shares of Parent Common Stock held by them into cash in accordance with Parent’s Charter Documents.

8.2.         Notice of Termination; Effect of Termination. Any termination of this Agreement under Section 8.1 above will be effective immediately upon (or, if the termination is pursuant to Section 8.1(d) or Section 8.1(e) and the proviso therein is applicable, thirty (30) days after) the delivery of written notice of the terminating party to the other parties hereto. In the event of the termination of this Agreement as provided in Section 8.1, this Agreement shall be of no further force or effect and the Merger shall be abandoned, except for and subject to the following: (i) Sections 5.7(a), 5.12, 8.2 and 8.3 and Article X (General Provisions) shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any party from liability for any breach of this Agreement, including a breach by a party electing to terminate this Agreement pursuant to Section 8.1(b) caused by the action or failure to act of such party constituting a principal cause of or resulting in the failure of the Merger to occur on or before the date stated therein.

8.3.         Fees and Expenses. All fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses whether or not the Merger is consummated.

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ARTICLE IX.
DEFINED TERMS

Terms defined in this Agreement are organized alphabetically as follows, together with the Section and, where applicable, paragraph, number in which definition of each such term is located:

“Accredited Investor”	Section 1.13(c)(v)
“Accounting Arbiter”	Section 1.16(e)
“Affiliate”	Section 10.2(f)
“Agreement”	Section 1.1
“Applicable Law”	Section 1.3
“Approvals”	Section 2.1(a)
“Audited Financial Statements”	Section 2.7(a)
“Basic Indemnity Escrow Termination Date”	Section 1.11
“Basic Survival Period”	Section 7.4(a)
“Blue Sky Laws”	Section 1.13(c)(iii)
“Certificate of Merger”	Section 1.2
“Charter Amendment”	Section 5.1(a)
“Charter Documents”	Section 2.1(a)
“Closing”	Section 1.2
“Closing Date”	Section 1.2
“Closing Form 8-K”	Section 5.5(b)
“Closing Press Release”	Section 5.5(b)
“Code”	Section 1.5(j)
“Committee”	Section 1.12(a)
“Company”	Heading
“Company Certificates”	Section 1.5(e)
“Company Closing Certificate”	Section 6.3(a)
“Company Common Stock”	Section 1.3
“Company Contracts”	Section 2.19(a)
“Company Credit Agreement”	Section 2.26
“Company Derivative Securities”	Section 2.3(a)
“Company Dividend”	Section 4.1(d)
“Company Intellectual Property”	Section 2.18(a)(ii)
“Company Preferred Stock”	Section 2.3(a)
“Company Products”	Section 2.18(a)(v)
“Company Registered Intellectual Property”	Section 2.18(a)(iv)
“Company Schedule”	Article II Preamble
“Company Stock Options”	Section 2.3(a)
“Continental”	Section 1.11
“Copyrights”	Section 2.18(a)(i)
“Corporate Records”	Section 2.1(c)
“DGCL”	Recital A
“Deductible”	Section 7.4(c)
“Disclosure Schedules”	Section 5.13

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“Dissenter”	Section 1.14(a)
“Dissenting Shares”	Section 1.14(b)
“EBITDA”	Section 1.16(d)(i)
“EBITDA Shares”	Section 1.16(d)(ii)
“Effective Time”	Section 1.2
“Environmental Indemnification Claim”	Section 1.11
“Environmental Law”	Section 2.16(b)
“ERISA”	Section 2.11(c)
“Escrow Account”	Section 1.11
“Escrow Agent”	Section 1.11
“Escrow Agreement”	Section 1.11
“Escrow Shares”	Section 1.11
“Exchange Act”	Section 1.11
“Exchange Agent”	Section 1.6(a)
“FINRA”	Section 3.23
“Governmental Action/Filing”	Section 2.21(c)
“Governmental Entity”	Section 1.13(c)(iii)
“Hazardous Substance”	Section 2.16(c)
“HSR Act”	Section 2.5(b)
“Insider”	Section 2.19(a)(i)
“Insurance Policies”	Section 2.20
“Intellectual Property”	Section 2.18(a)(i)
“Knowledge”	Section 10.2(d)
“Legal Requirements”	Section 10.2(b)
“Letter of Transmittal”	Section 1.6(c)
“Lien”	Section 10.2(e)
“Losses”	Section 7.1(b)
“Material Adverse Effect”	Section 10.2(a)
“Material Company Contracts”	Section 2.19(a)
“Merger”	Recital A
“Merger Consideration”	Section 1.5(a)
“Merger Sub”	Heading
“Nasdaq”	Section 3.23
“Notice of Claim”	Section 7.2(a)
“Offer Documents”	Section 5.2(b)
“OTCBB”	Section 3.23
“Outstanding Common Stock Number”	Section 1.5(b)(v)
“Parent”	Heading
“Parent Capital Stock”	Section 3.3(a)
“Parent Closing Certificate”	Section 6.2(a)
“Parent Common Stock”	Section 1.5(a)(i)(A)
“Parent Contracts”	Section 3.19(a)
“Parent Convertible Securities”	Section 3.3(b)
“Parent Indemnitees”	Section 7.1(a)
“Parent Plan”	Section 5.1(a)
“Parent Preferred Stock”	Section 3.3(a)

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“Parent Schedule”	Article III Preamble
“Parent SEC Reports”	Section 3.7(a)
“Parent Stockholder Approval”	Section 5.1(a)
“Parent Stock Options”	Section 3.3(b)
“Parent Warrants”	Section 3.3(b)
“Patents”	Section 2.18(a)(i)
“Person”	Section 10.2(c)
“Personal Property”	Section 2.14(b)
“Plan/Plans”	Section 2.11(a)
“Proxy Statement/Information Statement”	Section 5.1(a)
“Registered Intellectual Property”	Section 2.18(a)(iii)
“Registration Rights Agreement”	Section 5.9
“Registration Statement”	Section 5.2(a)
“Representative”	Section 1.12(b)
“Reviewable Document”	Section 5.6(a)
“SEC”	Section 2.19(a)
“Securities Act”	Section 1.13(c)(iii)
“Seller Note”	Section 1.5(a)(i)(C)
“Series A Preferred”	Section 1.3
“Signing Form 8-K”	Section 5.5(a)
“Signing Press Release”	Section 5.5(a)
“Special Meeting”	Section 5.1(a)
“Stockholder”	Heading
“Subsidiary”	Section 2.2(a)
“Survival Period”	Section 7.4(b)
“Surviving Corp”	Section 1.1
“Tax/Taxes/Taxable”	Section 2.15(a)
“Tax Indemnification Claim”	Section 1.11
“Tax Return”	Section 2.15(a)
“T/E Indemnity Escrow Termination Date”	Section 1.11
“T/E Indemnity Shares”	Section 1.11
“T/E Survival Period”	Section 7.4(a)
“Third Party Claim”	Section 7.2
“Trademarks”	Section 2.18(a)(i)
“Trust Fund”	Section 3.25
“Unaudited Financial Statements”	Section 2.7(b)
“U.S. GAAP”	Section 2.7(a)
“Warrant Exchange Offer”	Section 5.2(b)

ARTICLE X.
GENERAL PROVISIONS

10.1.          Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or sent via email or telecopy to the parties at the following addresses or telecopy numbers (or at such other address or telecopy numbers for a party as shall be specified by like notice):

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if to Parent, to:	Trio Merger Corp.
777 Third Avenue, 37th Floor
New York, New York 10017
Attention: Eric Rosenfeld
Telephone: 212-319-7676
Telecopy: 212-319-0760
E-mail: erosenfeld@crescendopartners.com

with a copy to:	David Alan Miller, Esq.
Graubard Miller
405 Lexington Avenue
New York, New York 10174-1901
Telephone: 212-818-8880
Telecopy: 212-818-8881
Email: dmiller@graubard.com

if to the Company or
Stockholder, to:	SAExploration, Inc.
3333 8 Street SE
Calgary AB, T2G 3A4
Telephone:
Telecopy:
E-mail:

with a copy to:	W. Garney Griggs
Strasburger & Price, LLP
1401 McKinney, Suite 2200
Houston, Texas 77010
Telephone: 713-951-5613
Telecopy: 832-397-3522
Email: garney.griggs@strasburger.com

10.2.          Interpretation. The definitions of the terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context shall require, any pronoun shall include the corresponding masculine, feminine and neuter forms. When a reference is made in this Agreement to an Exhibit or Schedule, such reference shall be to an Exhibit or Schedule to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections or subsections, such reference shall be to a Section or subsection of this Agreement. Unless otherwise indicated the words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to “the business of” an entity, such reference shall be deemed to include the business of all direct and indirect Subsidiaries of such entity. Reference to the Subsidiaries of an entity shall be deemed to include all direct and indirect Subsidiaries of such entity. For purposes of this Agreement:

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(a)          the term “Material Adverse Effect” when used in connection with an entity means any change, event, violation, inaccuracy, circumstance or effect, individually or when aggregated with other changes, events, violations, inaccuracies, circumstances or effects, that is materially adverse to the business, assets (including intangible assets), revenues, financial condition, or results of operations of such entity, it being understood that none of the following alone or in combination shall be deemed, in and of itself, to constitute a Material Adverse Effect: (i) changes attributable to the public announcement or pendency of the transactions contemplated hereby, or (ii) changes in general national or regional political, economic or industry-wide conditions (except to the extent the party suffering such event is affected in a materially disproportionate manner relative to other companies in the industry in which such party conducts business);

(b)          the term “Legal Requirements” means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity and all requirements set forth in applicable Company Contracts or Parent Contracts;

(c)          the term “Person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity;

(d)          the term “knowledge” means actual knowledge or awareness as to a specified fact or event and, with respect to any entity, “knowledge” of any of its directors or managers, principal executive officers, department heads and, if the context requires, other Persons who should reasonably be expected to have actual knowledge or awareness as to the fact or event in question, and “knowledge” of any of such Persons in such positions with any subsidiaries of such entity shall be deemed to be “knowledge” of such entity;

(e)          the term “Lien” means any mortgage, pledge, security interest, encumbrance, lien, restriction or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof, any sale with recourse against grantor of the Lien or any Affiliate of the grantor of the Lien, or any agreement to give any security interest); and

(f)          the term “Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with, such Person. For purposes of this definition, “control” (including with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

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10.3.          Counterparts; Facsimile Signatures. This Agreement and each other document executed in connection with the transactions contemplated hereby, and the consummation thereof, may be executed in one or more counterparts, all of which shall be considered one and the same document and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. Delivery by email or facsimile to counsel for the other party of a counterpart executed by a party shall be deemed to meet the requirements of the previous sentence.

10.4.          Entire Agreement; Third Party Beneficiaries. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Exhibits and Schedules hereto (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, it being understood that the letters of intent between Parent and the Company dated October 31, 2012 and November 7, 2012 are hereby terminated in their entirety and shall be of no further force and effect (except to the extent expressly stated to survive the execution of this Agreement and the consummation of the transactions contemplated hereby); and (b) are not intended to confer upon any other person any rights or remedies hereunder (except as specifically provided in this Agreement).

10.5.          Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

10.6.          Other Remedies; Specific Performance. Except as otherwise provided herein, including Section 7.5, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

10.7.          Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of Delaware regardless of the law that might otherwise govern under applicable principles of conflicts of law thereof.

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10.8.          Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

10.9.          Assignment. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties. Subject to the first sentence of this Section 10.9, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

10.10.         Amendment. This Agreement may be amended by the parties hereto at any time prior to the Closing Date by execution of an instrument in writing signed on behalf of each of the parties. After the Closing Date, this Agreement may be amended only with the consent of the Committee.

10.11.         Extension; Waiver. At any time prior to the Closing, any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

10.12.         CONSENT TO JURISDICTION AND SERVICE OF PROCESS. EACH PARTY HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF ANY FEDERAL OR STATE COURT LOCATED IN THE COUNTY OF NEW YORK OF THE STATE OF NEW YORK IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING ARISING IN CONNECTION WITH THIS AGREEMENT AND THE DOCUMENTS AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY, AND AGREES THAT ANY SUCH ACTION, SUIT OR PROCEEDING SHALL BE BROUGHT ONLY IN SUCH COURT (AND WAIVES ANY OBJECTION BASED ON FORUM NON CONVENIENS OR ANY OTHER OBJECTION TO VENUE THEREIN); PROVIDED, HOWEVER, THAT SUCH CONSENT TO JURISDICTION IS SOLELY FOR THE PURPOSE REFERRED TO IN THIS SECTION 10.12 AND SHALL NOT BE DEEMED TO BE A GENERAL SUBMISSION TO THE JURISDICTION OF SAID COURTS OR IN THE STATE OF NEW YORK OTHER THAN FOR SUCH PURPOSE. Any and all process may be served in any action, suit or proceeding arising in connection with this Agreement by complying with the provisions of Section 10.1. Such service of process shall have the same effect as if the party being served were a resident of the State of New York and had been lawfully served with such process in such jurisdiction. The parties hereby waive all claims of error by reason of such service. Nothing herein shall affect the right of any party to service process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against the other in any other jurisdiction to enforce judgments or rulings of the aforementioned courts.

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10.13.         Currency. All references to currency amounts in this Agreement shall mean United States dollars.

[The Signature Page is the following page.]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

TRIO MERGER CORP.

By:	/s/ Eric S. Rosenfeld
Name: Eric S. Rosenfeld
Title: Chairman and Chief Executive Officer

TRIO MERGER SUB, INC.

By:	/s/ Eric S. Rosenfeld
Name: Eric S. Rosenfeld
Title: Chairman and Chief Executive Officer

SAEXPLORATION HOLDINGS, INC.

By:	/s/ Brian Beatty
Name: Brian Beatty
Title: CEO/President

CLCH, LLC

By:	/s/ Jeff Hastings
Name: Jeff Hastings
Title: Managing Member

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